                                                                   EXHIBIT 10.16



                        AGREEMENT FOR PURCHASE AND SALE
                           OF MEMBERSHIP INTEREST IN
                             SCURLOCK PERMIAN LLC


                                    BETWEEN


                        MARATHON ASHLAND PETROLEUM LLC


                                      AND


                            PLAINS MARKETING, L.P.



                                MARCH 17, 1999

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                               TABLE OF CONTENTS


RECITALS....................................................................   1

AGREEMENT...................................................................   1

ARTICLE I DEFINITIONS.......................................................   1

  1.1  Accrued Taxes........................................................   1
  1.2  Adjustment Statement.................................................   1
  1.3  Affiliate............................................................   1
  1.4  Annual Financial Statements..........................................   2
  1.7  Closing..............................................................   2
  1.8  Closing Date.........................................................   2
  1.9  Confidentiality Agreement............................................   2
  1.10 Corrective Action....................................................   2
  1.11 Current Assets.......................................................   2
  1.12 Current Liabilities..................................................   2
  1.13 Effective Time.......................................................   2
  1.14 Effective Time Working Capital Statement.............................   3
  1.15 Environmental Laws...................................................   3
  1.16 Environmental Liabilities............................................   3
  1.17 GAAP.................................................................   3
  1.18 Government Authority.................................................   3
  1.19 Hazardous Materials..................................................   3
  1.20 Interim Period.......................................................   4
  1.21 Inventory Above Minimum..............................................   4
  1.22 License..............................................................   4
  1.23 MAP..................................................................   4
  1.24 Major Pipelines and Terminals........................................   4
  1.25 Material Adverse Effect..............................................   4
  1.25 Materiality..........................................................   4
  1.26 Membership Interest..................................................   5
  1.27 Net Working Capital..................................................   5
  1.28 Permitted Encumbrances...............................................   5
  1.29 Person...............................................................   5
  1.30 Plains...............................................................   5
  1.31 Prior Period Adjustments.............................................   5
  1.32 Purchase Price.......................................................   5
  1.33 Promissory Note......................................................   5
  1.34 Return or Returns....................................................   5
  1.35 Rights of Way........................................................   6
  1.36 SP...................................................................   6
  1.37 SP Group.............................................................   6
  1.38 Sub-sublease Agreements..............................................   6
  1.39 TAP..................................................................   6
  1.40 Tax or Taxes.........................................................   6
  1.41 Tax Authority and Taxing Authority...................................   6
  1.42 Transition Agreement.................................................   6
  1.43 Unadjusted Purchase Price............................................   6
  1.44 Units................................................................   6

ARTICLE II SALE AND PURCHASE OF MEMBERSHIP INTEREST.........................   7

  2.1  Sale and Purchase of Membership Interests............................   7
  2.2  Purchase Price.......................................................   7
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                               TABLE OF CONTENTS

  2.3  Closing Adjustments..................................................   7
  2.4  Net Working Capital Adjustment.......................................   9
  2.5  Excluded Assets......................................................   9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MAP                             10

  3.1  Due Organization and Qualification...................................  10
  3.2  Financial Statements.................................................  10
  3.3  No Material Adverse Change...........................................  10
  3.4  Membership Interest..................................................  11
  3.5  Liabilities..........................................................  11
  3.6  Environmental Conditions and Liabilities.............................  11
  3.7  Taxes................................................................  12
  3.8  Litigation...........................................................  12
  3.9  Equipment, Inventory, and Other Personal Property....................  13
  3.10 Real Property........................................................  13
  3.11 Scurlock Permian Pipe Line LLC; La Grange Oil Terminal Company.......  14
  3.12 Licenses.............................................................  14
  3.13 Patents, Trademarks and Copyrights...................................  14
  3.14 Bank Accounts, Safe Deposit Boxes and Banking Arrangements...........  15
  3.15 Contracts............................................................  15
  3.16 Performance of Agreement.............................................  15
  3.17 Compliance with Laws.................................................  16
  3.18 Common Carrier Obligations...........................................  16
  3.19 Consents.............................................................  16
  3.20 No Bankruptcy........................................................  16
  3.21 Agent's Fees.........................................................  16
  3.22 Third Party Inventory................................................  17
  3.23 Year 2000 Compliance.................................................  17
  3.24 River Crossings......................................................  17
  3.25 DOT Pipelines........................................................  17
  3.26 Capital Leases.......................................................  17
  3.27 General Provisions Regarding Representations and Warranties..........  17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PLAINS.........................  18

  4.1  Due Organization and Qualification...................................  18
  4.2  Performance of Agreement.............................................  18
  4.3  Agents' Fees.........................................................  18
  4.4  Financial Ability....................................................  18
  4.5  No Bankruptcy........................................................  19
  4.6  Units................................................................  19
  4.7  General Provisions Regarding Representations and Warranties..........  19

ARTICLE V EMPLOYEE MATTERS..................................................  19

  5.1  Benefit Plans and Employment Practices...............................  19
  5.2  Severance Arrangements...............................................  20
  5.3  Worker Adjustment Retraining Notification Act........................  21
  5.4  Assumption of Permian Corporation Retirement and Savings Plans.......  21
  5.5  Workers Compensation.................................................  22
  5.6  Representations and Warranties Regarding Employees and Employee
         Benefit Plans......................................................  22
  5.7  No Third Party Beneficiaries.........................................  23

ARTICLE VI TAX MATTERS......................................................  23

  6.1  SP Disregarded as Separate Entity for Income Tax Purposes............  23
  6.2  Allocation of Taxable Income to Periods Before and After Effective
         Time...............................................................  23
  6.3  Sale of SP Treated as Asset Sale for Income Tax Purposes.............  24
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                               TABLE OF CONTENTS

  6.4   Internal Revenue Code 1031 Exchanges................................  24
  6.5   Transfer Taxes......................................................  24
  6.6   Cooperation and Preservation of Books and Records...................  24

ARTICLE VII  OBLIGATIONS OF PARTIES PRIOR TO CLOSING........................  25

  7.1   General.............................................................  25
  7.2   Access to Records and Properties of SP Group........................  25
  7.3   Conduct of Business of the SP Group Until the Closing...............  26
  7.4   Obligations of Plains Until the Closing.............................  27
  7.5   Obligations of MAP Regarding Financial Statements...................  28
  7.6   Casualty Loss or Condemnation.......................................  28
  7.7   Surety Bonds and Guarantees.........................................  28

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF MAP.....................  29

  8.1   Absence of Litigation...............................................  29
  8.2   Performance and Obligations of Plains...............................  29
  8.3   HSR Approval........................................................  29
  8.4   Waiver..............................................................  29

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF PLAINS....................  30

  9.1   Absence of Litigation...............................................  30
  9.2   Performance and Obligations of MAP..................................  30
  9.3   Tender of Resignations..............................................  30
  9.4   HSR Approval........................................................  30
  9.5   Marathon Ashland Pipe Line LLC Transactions.........................  30
  9.6   Illinois Basin Gathering Assets.....................................  31
  9.7   Waiver..............................................................  33

ARTICLE X CLOSING...........................................................  33

  10.1  Place of Closing and Closing Date...................................  33
  10.2  Closing Deliveries by Plains........................................  34
  10.3  Closing Deliveries by MAP...........................................  34

ARTICLE XI TERMINATION......................................................  35

  11.1  Termination.........................................................  35
  11.2  Consequences of Termination.........................................  36

ARTICLE XII OBLIGATIONS OF PARTIES AFTER CLOSING............................  36

  12.1  Taxes...............................................................  36
  12.2  Indemnification.....................................................  37
  12.3  Environmental Indemnification.......................................  38
  12.5  Survival of Indemnification Obligations.............................  40
  12.6  Indemnification Bucket..............................................  41
  12.7  Procedures for Asserting Indemnity Claims...........................  41
  12.8  EXPRESS NEGLIGENCE..................................................  43
  12.9  Prior Period Adjustments............................................  43
  12.10 Accounts Receivable.................................................  43
  12.11 Damages.............................................................  43
  12.11 People v. Amerada Hess..............................................  44
  12.12 Noncompetition......................................................  44
  12.13 Texas University Lands..............................................  44
  12.14 SPCC PLANS..........................................................  44
  12.15 Unit Restrictions...................................................  45
  12.16 Permian Plans.......................................................  45
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                               TABLE OF CONTENTS

  12.17 Nettleton to Tyler Pipeline.........................................  45

ARTICLE XIII MISCELLANEOUS..................................................  45

  13.1  Binding Agreement...................................................  45
  13.2  Notices.............................................................  45
  13.3  Entire Agreement....................................................  46
  13.4  Waivers.............................................................  46
  13.5  Time Period Calculation.............................................  46
  13.6  Counterparts........................................................  46
  13.7  Headings............................................................  46
  13.8  Applicable Law......................................................  47
  13.9  Construction of Agreement...........................................  47
  13.10 Publicity...........................................................  47
  13.11 No Third Party Beneficiaries........................................  47
  13.12 Severability........................................................  47
  13.13 Further Assurances..................................................  47
  13.14 Expenses............................................................  47

                        AGREEMENT FOR PURCHASE AND SALE
                           OF MEMBERSHIP INTEREST IN
                             SCURLOCK PERMIAN LLC


    THIS AGREEMENT FOR PURCHASE AND SALE 0F MEMBERSHIP INTEREST ("Agreement") in Scurlock Permian LLC ("SP") has been executed this 17th day of March, 1999, by Marathon Ashland Petroleum LLC ("MAP"), a Delaware limited liability company, and Plains Marketing, L.P., a Delaware limited partnership ("Plains").

                                   RECITALS

1. SP is a Delaware limited liability company with a single membership interest which is owned by MAP. Scurlock Permian Pipe Line LLC is a Delaware limited liability company and is a wholly owned subsidiary of SP. La Grange Oil Terminal Company is a Texas general partnership which is owned 50% by SP.

2. MAP desires to sell, and Plains desires to acquire, all of the membership interest in SP pursuant to this Agreement.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the premises, agreements and mutual covenants herein contained, MAP and Plains agree as follows:

                             ARTICLE I DEFINITIONS

    Unless otherwise specifically stated in the text of this Agreement, the following terms shall have the following meanings:

    1.1 "Accrued Taxes" shall mean all amounts that have been accrued or are payable for Taxes in accordance with GAAP.

    1.2  "Adjustment Statement" shall mean the statement described in
Section 2.4.

    1.3 "Affiliate" shall mean, as to the Person specified, any other Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by

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contract or otherwise.  Solely for purposes of Sections 6.6, and 7.3(m), Ashland
Inc. and its Affiliates shall be deemed Affiliates of MAP.

    1.4 "Annual Financial Statements" shall mean the financial statements of SP described in Section 3.2.

    1.5 "Arbitrator" shall mean a mutually agreed, national public accounting firm not employed by either party or any of their Affiliates.

    1.6 "Assets" shall mean (a) all of the assets and properties of the SP Group, tangible and intangible, real, personal and mixed, excluding (i) the assets described in Section 2.5 and (ii) such other assets and properties, if any, which are disposed of as permitted or required under this Agreement, and
(b) all assets and properties acquired by the SP Group from and after the date of this Agreement through the Closing Date as permitted or required under this Agreement. Without limiting the generality of the foregoing, the Assets include the Major Pipelines and Terminals.

    1.7 "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article X hereof.

    1.8  "Closing Date" shall mean the date for Closing set forth in Section
10.1.

    1.9 "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between MAP and Plains All American Inc. dated February 4, 1999.

    1.10 "Corrective Action" shall mean any remedial, removal, response, construction, closure, disposal, or other corrective action.

    1.11 "Current Assets" shall be determined in accordance with GAAP and shall include SP Group's accounts for current assets as shown on Exhibit 1.11, which for crude oil shall include only Inventory Above Minimum.

    1.12 "Current Liabilities" shall be determined in accordance with GAAP and shall include SP Group's accounts for current liabilities shown on Exhibit 1.12, and shall include accruals for vacation earned but not used, for vacation to be taken after the Effective Time.

    1.13 "Effective Time" shall mean 7:00 am CST on April 1, 1999.

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    1.14 "Effective Time Working Capital Statement" shall mean a statement setting forth the Current Assets and Current Liabilities of SP Group as of the Effective Time in the form of Exhibit 1.14.

    1.15 "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Government Authority, heretofore or currently in effect in any and all jurisdictions in which the SP Group is conducting or at any time has conducted business, or where any of its assets are located, or where any Hazardous Materials or hazardous substances generated by or disposed of by the SP Group are located, pertaining to (a) the control of any potential pollutant including, without limitation, liquid hydrocarbons, petroleum or petroleum products, or the protection of the air, water or land; (b) the generation, handling, treatment, remediation, storage, disposal or transportation of solid, gaseous or liquid waste; or (c) exposure to hazardous, toxic or other substances alleged to be harmful.

     1.16 "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney, consultant, and expert fees incurred or imposed (a) pursuant to any agreement, order, notice or directive embodied in Environmental Laws or relating to environmental matters, injunction, judgment or similar documents (including settlements) relating to environmental matters or (b) pursuant to any claim by a Government Authority or other Person for damage to natural resources, remediation, or similar costs or expenses incurred by such Government Authority or Person pursuant to common law or statute.

    1.17 "GAAP" shall mean generally accepted accounting principles used in the United States of America.

    1.18 "Government Authority" shall mean (i) the United States of America,
(ii) any state county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.

   1.19 "Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as

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chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (a) all "hazardous substances" as that term is defined in Section 101 (14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (b) petroleum and petroleum products.

   1.20 "Interim Period" shall mean the period from the Effective Time to the Closing Date.

   1.21 "Inventory Above Minimum" shall mean liquid hydrocarbon inventory owned by the SP Group; provided that Inventory Above Minimum does not include the minimum operating requirements for tank bottoms and line fill in the SP Group pipelines and tanks, and in third party pipeline systems. Such minimum operating requirement is agreed, solely for the purposes of this Agreement, to be 1,000,000 barrels. Inventory Above Minimum for barrels which are sold in April, 1999 as part of SP's contango inventory strategy, shall be valued at the sales price for such barrels. Inventory Above Minimum for all other barrels shall be valued at the market price. The market price shall be defined as Scurlock Permian's WTI average posting over the four day period from March 29, 1999 through April 1, 1999, plus the average of the daily high and low quotes for WTI P-Plus in Platt's Crude Oil Market Wire "America's Crude Oil Assessments" for the same time period, less $0.50 per barrel. The amount of Inventory Above Minimum shall be measured as of the Effective Time and shall be reflected in
Exhibit 1.11, and shall be adjusted for the ratio of measured BS&W in the total liquid hydrocarbon inventory to the total liquid hydrocarbon inventory.

   1.22 "License" shall mean a permit, license or other authorization issued by a Government Authority allowing or permitting the operation of assets of the SP Group or the conducting of all or part of its business.

   1.23 "MAP" shall mean Marathon Ashland Petroleum LLC, a Delaware limited liability company.

    1.24 "Major Pipelines and Terminals" shall mean the pipe, tanks, docks, pumps, motors, engines, valves, meters, fittings, appurtenances and other equipment comprising the pipeline systems, terminals and other facilities described on Exhibit 1.24.

   1.25 "Material Adverse Effect" shall mean a material adverse effect or effects, either individually or in the aggregate, on (a) the business, financial condition, results of operation or assets of the SP Group taken as a whole or
(b) the validity or enforceability of this Agreement.

   1.25 "Materiality" (and the meaning of such terms as "material" or "materially") in connection with MAP, Plains, and the SP Group shall have the meanings specifically assigned to those terms for specific provisions in this Agreement. In those cases in which no meaning is specifically assigned, the terms

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"material" or "materially" shall have the meaning determined in the context of the financial condition, business, properties and assets of the SP Group considered as a whole or as to MAP or Plains as the case may be.

   1.26 "Membership Interest" shall mean all of the limited liability company membership interest in SP.

   1.27 "Net Working Capital" shall mean Current Assets less Current
Liabilities.

   1.28 "Permitted Encumbrances" shall mean (a) liens for current taxes, assessments, governmental charges or levies not yet due; (b) workers' or unemployment compensation liens arising in the ordinary course of business; (c) mechanic's, materialman's, supplier's, vendor's, or similar liens arising in the ordinary course of business for obligations that are not delinquent; (d) security interests, pledges, liens or other charges or encumbrances as may have arisen in the ordinary course of business, none of which individually or in the aggregate are material to the ownership, use, or operation of the Assets; (e) any state of facts which an accurate on-the-ground survey would show which individually and in the aggregate does not materially detract from the value of or materially interfere with the use and operation of the Assets; (f) any liens, easements, rights of way, restrictions, rights, leases and other encumbrances affecting title, whether recorded or not, which do not materially detract from the value of or materially interfere with the use and operation of the Assets; and (g) legal highways, zoning and building laws, ordinances and regulations.

   1.29 "Person" shall mean any Government Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

   1.30 "Plains" shall mean Plains Marketing, L.P., a Delaware limited partnership.

   1.31 "Prior Period Adjustments" shall mean any sums paid or received by the SP Group for transactions, events, liabilities or income, other than the receipt of Current Assets or the payment of Current Liabilities in the ordinary course of business and included in the Effective Time Working Capital Statement, attributable to periods prior to the Effective Time.

   1.32 "Purchase Price" shall have the meaning set forth in Section 2.2.

   1.33 "Promissory Note" shall have the meaning set forth in Section 2.3(d).

   1.34 "Return" or "Returns" shall mean all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and

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including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

   1.35 "Rights of Way" shall mean the rights of way, permits, licenses, easements and other authorizations and rights in real property comprising the land rights under which the SP Group operates the Major Pipelines and Terminals and the agreements creating such rights, but does not mean the land rights associated with those segments of the Major Pipelines and Terminals designated as inactive on Exhibit 1.24.

   1.36 "SP" shall mean Scurlock Permian LLC, a Delaware limited liability company.

   1.37 "SP Group" shall mean SP, Scurlock Permian Pipe Line LLC and La Grange Oil Terminal Company.

   1.38 "Sub-sublease Agreements" shall mean the sub-sublease agreements between SP Group and MAP referred to in Section 10.3(f).

   1.39 "TAP" shall mean the MAP Termination Allowance Plan.

   1.40 "Tax or Taxes" shall mean all federal, state, and local income, profits, franchise, gross receipts, payroll, sales, employment, employee withholding, unemployment insurance, workers' compensation, use, property, real estate, excise value added, estimated, stamp, alternative or add-on minimum, environmental tax, withholding, occupation, severance and any other taxes, duties or assessments with respect to activities or property of the SP Group, together with all interest, penalties and additions imposed with respect to such amounts, but excluding any such amounts imposed directly on MAP or the owners of MAP as the result of Treasury Regulation (S)301.7701-3 or similar state and local tax provisions.

   1.41 "Tax Authority" and "Taxing Authority" shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

   1.42 "Transition Agreement" shall mean the agreement by and between MAP, and Plains All American Inc., substantially in the form of Exhibit 1.42.

   1.43 "Unadjusted Purchase Price" shall mean $135,000,000.

   1.44 "Units" shall mean 175,000 common units of Plains All American Pipeline, L.P.

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

              ARTICLE II SALE AND PURCHASE OF MEMBERSHIP INTEREST

    2.1 Sale and Purchase of Membership Interests. At the Closing, subject to all of the conditions precedent stated in Articles VIII and IX being satisfied or waived, the sale and purchase of the Membership Interest shall occur and become effective in accordance with the provisions of this Agreement.

    2.2 Purchase Price. At the Closing, Plains shall (a) pay the Unadjusted Purchase Price, as adjusted pursuant to Section 2.3; and (b) either transfer the Units to MAP, or pay additional consideration in the amount of $3,000,000 (the Unadjusted Purchase Price and such additional consideration or the Units, at Plains' option, together shall mean the "Purchase Price"). The Purchase Price shall be payable as follows:

        (x) a wire transfer of immediately available funds (federal) to MAP at such account as MAP shall designate in writing not less than five (5) business days prior to the Closing Date, in the amount of the Unadjusted Purchase Price, as adjusted pursuant to Section 2.3; and

        (y) a simultaneous wire transfer of the the additional consideration, or an assignment of the Units, in accordance with Plains' election under Section 2.2(b).

    2.3 Closing Adjustments. The Unadjusted Purchase Price shall be adjusted at Closing by each of the following:

        (a) If the Net Working Capital, as evidenced by the Effective Time Working Capital Statement, is less than zero, the Unadjusted Purchase Price shall be decreased by the amount by which the Net Working Capital is less than zero. If the Net Working Capital as evidenced by the Effective Time Working Capital Statement is greater than zero, the Unadjusted Purchase Price shall be increased by the amount by which the Net Working Capital is greater than zero.

        (b) If the net amount of the Prior Period Adjustments received or paid during the Interim Period is a positive number, the Unadjusted Purchase Price shall be increased by such amount. If the net amount of the Prior Period Adjustments is a negative number, the Unadjusted Purchase Price shall be reduced by such amount.

        (c) If, during the Interim Period, the SP Group shall terminate any employee(s) without cause pursuant to the request of Plains, the salary, or hourly wage, plus payroll burden and taxes for such employee(s) through the effective time of the termination will be part of the ordinary operating expenses for the SP Group. The Unadjusted Purchase Price shall only be reduced by the amount of any TAP benefits paid to such employee(s).

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

        (d) If, during the Interim Period, the SP Group has a need to borrow funds to meet its daily obligations for payment of current liabilities in the ordinary course of business, then MAP will advance to SP such funds. Such loaned amounts will be evidenced by a Promissory Note in the form attached as
Exhibit 2.3(d). On the Closing Date, the outstanding principal amount of each advance and its accrued interest under the Promissory Note, if any, shall be due and payable in full as an addition to the Unadjusted Purchase Price; such upward addition to be offset, however, by the amount of available cash or borrowed funds, including interest accrued thereon, utilized to satisfy MAP's obligations not otherwise provided for in this Agreement, or to satisfy liabilities of SP which are or would have become on the Closing Date the indemnification obligations of MAP.

        (e) If any of the assets described in and to be excluded from this transaction under Section 2.5 are owned by a member of the SP Group on or after the Effective Time, the Unadjusted Purchase Price shall be increased by the amount that such assets result in revenues to the SP Group and shall be decreased by the amount that such assets result in costs and expenses to the SP Group.

        (f) The Unadjusted Purchase Price shall be increased by an amount equal to the federal, and state partnership taxes incurred by or with respect to MAP, and decreased by an amount equal to any such tax benefit received by or with respect to MAP, attributable to the income, gain, loss, deduction and credit with respect to the activities of SP and Scurlock Permian Pipe Line LLC during the Interim Period included in the MAP federal partnership tax return and its state tax returns for those states that follow the federal rules. Such income taxes shall be deemed to equal 39% of the net amount of income, gain, loss and deduction for the Interim Period included in the MAP federal partnership tax return. For the purpose of this section, the Unadjusted Purchase Price shall be increased by $400,000 to reflect the estimated income taxes for the Interim Period. Such amount shall be adjusted at the time the net amount of income, gain, loss, and deduction for the Interim Period to be included in the MAP federal income tax return is determined, but in no event later than ninety (90) days after the Closing Date.

        (g) The Unadjusted Purchase Price shall be decreased by any amount expended to meet the obligations of MAP under this Agreement. To the extent that sums are expended that would be subject to the $25,000 threshold or the $25,000 deductible contained in Section 12.6, such threshold and deductible shall not apply.

        (h) No adjustment made under this Section shall be duplicated.

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

    2.4 Net Working Capital Adjustment. Within sixty (60) days following the Closing Date, Plains may elect to prepare and deliver to MAP a statement ("Adjustment Statement") detailing, by item, any instances in which Plains believes that the Effective Time Working Capital Statement was not prepared in accordance with the definitions of Current Assets and Current Liabilities set forth in this Agreement, and the proposed resultant adjustments to Net Working Capital. Plains shall make available to MAP all information reasonably required to verify whether proposed adjustments detailed on the Adjustment Statement are correct. Within thirty (30) calendar days following the receipt of the Adjustment Statement, MAP may elect to dispute the Adjustment Statement by giving written notice to Plains detailing each item disputed by MAP and setting forth the reasons for such dispute. If MAP shall not have given a timely dispute notice to Plains disagreeing with the Adjustment Statement, it shall be deemed to have agreed with the Adjustment Statement. If MAP shall give a timely dispute notice, MAP and Plains shall work in good faith to resolve any disputed items. If they shall not so agree within thirty (30) calendar days following the date the dispute notice is received, then either MAP or Plains may cause the matter to be referred to the Arbitrator, by giving written notice to the other party and to the Arbitrator. The fees and expenses of the Arbitrator shall be borne 50% by Plains and 50% by MAP. The Arbitrator shall, within ninety (90) calendar days following the date such matter is referred to it, determine whether any adjustment proposed on the Adjustment Statement that is the subject of disagreement among the parties should be made; provided, however, that any adjustments shall be in accordance with the definitions contained in this Agreement. Such determination by the Arbitrator shall be final and binding on the parties for the purposes of computing any payment to be made under this
Section 2.4, and may be enforced by appropriate judicial or other proceedings. Such payments, in either case, shall be made within fifteen (15) calendar days following the final determination (whether by agreement of the parties or determination by the Arbitrator). If Plains elects not to furnish MAP an Adjustment Statement within sixty (60) calendar days following the Closing Date, then Plains shall have no further right to seek payment for adjustments to Net Working Capital.

    2.5 Excluded Assets. The following will not be assets owned by the SP Group on the Closing Date:

         (a) The SP corporate aircraft;
         (b) The common stock of Marathon Ashland Petroleum Canada, Ltd.; and
         (c) Any liquid hydrocarbons in SP Group's custody and owned by third party shippers which liquid hydrocarbons will remain in the custody of the SP Group.

In the event that any of the foregoing assets are owned by the SP Group on the date of this Agreement, MAP shall cause title to such assets to be transferred from the SP Group prior to the Closing, in accordance with applicable law.

               ARTICLE III REPRESENTATIONS AND WARRANTIES OF MAP

MAP represents and warrants to Plains that:

    3.1 Due Organization and Qualification. SP is a limited liability company duly organized and validly existing under Delaware law and has all requisite power to carry on its business as now being conducted and to own and operate the assets now owned and being operated. SP is qualified to do business in every other jurisdiction in which its failure to so qualify would have or constitute a Material Adverse Effect, or would materially and adversely affect the ability of SP to perform the transactions contemplated by this Agreement. Scurlock Permian Pipe Line LLC is a limited liability company duly organized and validly existing under Delaware law and has all requisite power to carry on its business as now being conducted and to own and operate the assets now owned and being operated by it. Scurlock Permian Pipe Line LLC is qualified to do business in every other jurisdiction in which its failure to so qualify would have a Material Adverse Effect. La Grange Oil Terminal Company is a Texas general partnership duly organized and validly existing under Texas law and has all requisite power to carry on its business as now being conducted and to own and operate the assets now owned and being operated by it, and has no assets and conducts no business in any state other than Texas.

    3.2 Financial Statements. Exhibit 3.2 contains the Annual Financial Statements which have been furnished to Plains for calendar years ending in 1996, 1997 and 1998 for the SP Group. Each of such Annual Financial Statements consists of a balance sheet at year end and the related statement of income as of that certain date and accompanying notes, if any. These are unaudited reports representing the financial condition of the SP Group and the results of its operations for the periods indicated. The financial condition of the SP Group and the results of its operations represented in the audited financial statements to be provided by MAP to Plains under Section 7.5 will not vary materially from the financial condition and results of operations represented in the Annual Financial Statements set forth in Exhibit 3.2, except with respect to noncash writedowns, normal and customary adjustments required to account for the SP Group as an unaffiliated entity as a result of the consummation of the transactions contemplated by this Agreement, and the change from a fiscal year to a calendar year for accounting purposes. Footnotes contained in such audited financials shall not contain any disclosure of material contingent or other liabilities or conditions, and that were not fully disclosed to Plains in writing prior to the execution of this Agreement.

    3.3 No Material Adverse Change. Except as set forth in Section 2.5, and except for matters approved by Plains in accordance with this Agreement, and except for the execution and delivery of this

Agreement, since December 31, 1998, SP has (a) had no change in its condition, financial or otherwise, operations, business, assets or liabilities, other than changes in the ordinary course of business, none of which has had a Material Adverse Effect; (b) suffered no damage, destruction or loss of physical property that has had a Material Adverse Effect; (c) suffered no substantial loss or waived, released or compromised any substantial right; (d) not made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business and none of which has had a Material Adverse Effect; (e) not made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities, except to the extent required to account for the SP Group as an unaffiliated entity as a result of the consummation of the transactions contemplated by this Agreement, and (f) not entered into any material transaction not in the ordinary course of business.

    3.4 Membership Interest. (a) The Membership Interest constitutes the only issued and outstanding Membership Interest in SP.

         (b) There are no options, warrants, contracts or commitments for the issuance or sale by SP of, or any securities of SP convertible into or exchangeable for, any additional Membership Interest.

         (c) MAP has and, at Closing, will have good and merchantable title to the Membership Interest free and clear of any liens, encumbrances, restrictions (other than those set forth in SP's Second Amended and First Restated Limited Liability Company Agreement dated effective February 4, 1998) and preferential purchase rights.

    3.5 Liabilities. Except to the extent reflected in the financial statements referred to in the first sentence of Section 3.2, or in Sections 3.6, 3.7, 3.8, or in Exhibit 3.5, SP has incurred no liabilities of any nature, whether accrued, absolute, contingent or otherwise, which would have or would constitute a Material Adverse Effect.

    3.6 Environmental Conditions and Liabilities. (a) Exhibit 3.6(a) describes all known material Environmental Liabilities of the SP Group. Except as set forth in Exhibits 3.6(a) and 3.8, none of the SP Group is the subject of an enforcement proceeding under any Environmental Law. Except as listed in Exhibits 3.6(a) and 3.8, and to the best of the knowledge of MAP or the SP Group: (i) the SP Group has made all required disclosures under the applicable Environmental Laws; and (ii) except for such files, documents, and records which cannot be made available to Plains without waiving any attorney client privilege pertaining thereto, MAP and the SP Group have made available to Plains all material files, documents and records in their possession or in the possession of its consultants related to the environmental condition of the Assets.

         (b) Exhibit 3.6(b) describes SP Group locations, issues or events which have been identified by parties other than MAP or SP as presenting circumstances potentially warranting further investigation of environmental conditions. Some of the locations described on Exhibit 3.6(b) are no longer owned by SP. Except as set forth in this Section 3.6(b), neither MAP nor the SP Group makes any warranty or representation with respect to Environmental Liabilities of the SP Group arising from or relating to the locations, issues or events listed on
Exhibit 3.6(b); provided, however, that to the extent that the environmental conditions specified in Exhibit 3.6(b) exist, MAP shall defend and indemnify the Buyer Indemnified Parties against any and all Environmental Liabilities pursuant to Section 12.3 and claims related to locations, issues, and events listed on Exhibit 3.6(b) are deemed asserted under Section 12.7.

    3.7 Taxes. Any and all Returns required to be filed for any period on or before the date of this Agreement have been or will be duly prepared and timely filed by the SP Group and all Taxes shown as due and payable on such Returns have been timely paid or are included in Accrued Taxes.

         Effective January 1, 1998, for federal partnership tax purposes, and for state income tax purposes in those states which follow the federal rules, SP and Scurlock Permian Pipe Line LLC are disregarded as entities separate from MAP pursuant to Treasury Regulation (S)301.7701-3.

         SP is the successor to Scurlock Permian Corporation, a Kentucky corporation, which was a wholly owned subsidiary of Ashland Inc. Scurlock Permian Corporation was merged into SP immediately after the close of business on December 31, 1997. On January 1, 1998, Ashland Inc. transferred its interest in SP to MAP. Scurlock Permian Pipe Line LLC is the successor to Scurlock Permian Pipe Line Corporation, a Kentucky corporation, which was a wholly owned subsidiary of Scurlock Permian Corporation. Scurlock Permian Pipe Line Corporation was merged into Scurlock Permian Pipe Line LLC immediately after the close of business on December 31, 1997. For periods prior to January 1, 1998, both Scurlock Permian Corporation and Scurlock Permian Pipe Line Corporation were included in the federal income tax return for the Ashland Inc. consolidated group.

    3.8  Litigation. Except as set forth in the documentation described in
Section 3.5, in Exhibits 3.6(a), 3.6(b) and 3.8, there are no actions, suits, proceedings, outstanding judgments, or, to the knowledge of MAP and the SP Group, investigations against the SP Group involving any Person of any kind now pending or threatened. Except as set forth in Exhibit 3.8, to the best of the knowledge of MAP and the SP Group, neither the SP Group, nor any of its respective properties or assets, is subject to any judicial or administrative judgment, order, decree or restraint. Except to the extent covered in Section 12.11, none of the litigation set out in Exhibits 3.6(a) and 3.8 seeks injunctive relief or will have a material effect on the operation or practices of the SP Group.

    3.9 Equipment, Inventory, and Other Personal Property. (a) Exhibit 3.9(a) decribes all the items of equipment, inventory, and other personal property owned by the SP Group that had an original cost to the SP Group equal to or in excess of $10,000, and all of the motor vehicles owned by the SP Group. Such items together with the Major Pipelines and Terminals as are currently used in the SP Group's business are in serviceable and working condition for their intended use.

         (b) The vehicles listed on Exhibit 3.9(b) are leased or subleased by MAP and constitute all of the vehicles to be sub-subleased to SP pursuant to the Sub-sublease Agreements or otherwise transferred to SP. Such vehicles are in serviceable and working condition for their intended use. The subleases, as amended, and set out in Exhibit 10.3(f), are all of the subleases, are valid and in effect in accordance with their terms, and shall survive this Agreement and shall remain in full force and effect in accordance with its terms.

         (c) The applications, system documentation and source code for the crude oil systems and any other proprietary source codes and related documents used by the SP Group, and the hardware, and necessary rights to use the software, comprising the SP Group's SCADA system, will be owned or leased by SP Group at Closing.

         (d) The Major Pipelines and Terminals are in serviceable and working condition for their intended use.


    3.10 Real Property. (a) Exhibit 3.10(a) sets forth all lands owned in fee by the SP Group, with the legal descriptions or recordation information as maintained in the SP Group's databases. The SP Group has and, at Closing, will have good and marketable record title in fee to all lands listed on Exhibit 3.10(a), free and clear of any and all mortgages, liens and encumbrances created by any Person. This Section does not apply to leased property or rights of way for pipelines owned by the SP Group, as to the title of which Sections 3.10(b) and (c) below provides the sole and exclusive representation and warranty by MAP under this Agreement.

         (b) All material lease agreements for the portions of the Major Pipelines and Terminals that are leased by the SP Group are listed on Exhibit 3.10(b) and are in full force and effect in all material respects and constitute the legal, valid and binding obligation of the parties thereto, enforceable against the parties in accordance with their respective terms, subject to Permitted Encumbrances. The Major Pipelines and Terminals are within leasehold boundaries and there are no outstanding requests to relocate or remove any part thereof. The lessee under such agreements has no notice that it is in default under any material term or condition thereof.

    (c) The SP Group has and, at Closing will have, good and defensible title to the Rights of Way, subject only to Permitted Encumbrances, and excluding Rights of Way underlying pipelines that are inactive or abandoned on the Closing Date. The pipeline systems included within the Major Pipelines and Terminals are located within the Rights of Way, except with respect to those instances in which the failure of such systems to lie within the Rights of Way would not have or constitute a Material Adverse Effect. The Rights of Way constitute continuous land rights along the pipeline systems included within the Major Pipelines and Terminals, except with respect to gaps which would not have or constitute a Material Adverse Effect and there are no outstanding demands to remove or relocate pipelines, tanks or related facilities.

    3.11 Scurlock Permian Pipe Line LLC; La Grange Oil Terminal Company. SP owns and, at Closing will have, good and merchantable title to 100% of the sole membership interest in Scurlock Permian Pipe Line LLC, and 50% of the entire partnership interests in La Grange Oil Terminal Company, free and clear of any encumbrance, security agreement, restriction, preferential right, lien or charge of any kind or character; except that the partnership interest in La Grange Oil Terminal Company is subject to the terms, conditions and restrictions of that certain Partnership Agreement dated June 17, 1992 between Scurlock Permian Corporation and Union Pacific Fuels, Inc. Copies of the limited liability company agreements of SP and Scurlock Permian Pipe Line LLC, and a copy of the La Grange Oil Terminal Company partnership agreement have been provided to Plains. There are no amendments of these agreements. Each such agreement is the valid and binding legal obligation of MAP, SP, Scurlock Permian Pipe Line LLC, or La Grange Oil Terminal Company, as the case may be, enforceable against MAP, SP, Scurlock Permian Pipe Line LLC or La Grange Oil Terminal Company in accordance with the respective terms of each agreement.

    3.12 Licenses. The SP Group holds those Licenses that are reasonably necessary for the purposes of conducting the SP Group's business. Except as set forth in Exhibit 3.12, the SP Group has not received any notice by any Government Authority of any intent not to renew any such License, nor any notice of violation of any License existing, nor is any License not in full force and effect, which would have or constitute a Material Adverse Effect.

    3.13 Patents, Trademarks and Copyrights. The SP Group does not own any patents, or applications therefor. Exhibit 3.13 contains a listing of all trademarks owned by the SP Group and such are duly registered or for which an application for registration has been made.

    3.14 Bank Accounts, Safe Deposit Boxes and Banking Arrangements. Exhibit
3.14 describes all bank accounts maintained by the SP Group and all commodity brokers with whom a member of the SP Group maintains an account. Exhibit 3.14 also states the location of any safe deposit boxes maintained by the SP Group.

    3.15 Contracts. (a) Except with respect to real property interests which are governed exclusively by Section 3.10, and except with respect to those agreements described in Section 9.5, Exhibit 3.15(a) lists all material contracts, agreements, leases, licenses, or commitments to which any member of the SP Group is a party. Neither any member of the SP Group nor any contracting party is in material default under any contract, agreement, lease license, or commitment listed on Exhibit 3.15(a). For the purposes of this Section, a "material" contract means, with respect to crude oil transactions, any agreement for the purchase, sale, trade, or exchange of at least 5,000 barrels per day, or any agreement having a term of 90 days or more for the purchase, sale, trade or exchange of greater than 1,000 barrels per day but less than 5,000 barrels per day; otherwise, "material" contract means (a) any agreement having a term of 90 days or more and providing for the receipt by any member of the SP Group of revenues in excess of $250,000 or requiring future expenditures or payments by any member of the SP Group in excess of $250,000 or (b) any agreement between any member of the SP Group and any Affiliate of MAP other than another member of the SP Group.

         (b) Except as described in Exhibit 3.15(b), as of March 12, 1999, there are no contracts for futures trading positions, over-the-counter options, fixed term nonhedge sales, lease hedge sales, or grade trade positions marked to market, on or after the Effective Time to which a member of the SP Group is a party. Except as set out in Exhibit 3.15(b), no member of the SP Group is not a party as of March 12, 1999 to any swap or other derivative contract or agreement.

         (c) Except as set out in Exhibit 3.15(c), no member of the SP Group is subject to any contractual obligations that would restrict its right to engage in any type of business or compete in any geographic area.

    3.16 Performance of Agreement. (a) Neither the execution and delivery of this Agreement by MAP nor the consummation of the transactions and the performance by MAP of the terms and conditions contemplated hereby will result in the breach of any term or provision of, or constitute a default or result in the acceleration of any obligation under, the limited liability company agreement or partnership agreement, as applicable, of any member of the SP Group or any instrument, decree, order, stipulation or consent to which any member of the SP Group is a party or by which it is bound or will result in the termination of or the right to terminate any instrument, decree, order, stipulation, or consent to which any member of the SP Group is bound.

         (b) MAP has all necessary power and authority to enter into and carry out the transactions contemplated by this Agreement.

         (c) MAP's execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary company action on the part of MAP.

         (d) Except for the laws governing bankruptcy and similar protections, this Agreement is the valid and binding agreement of MAP, enforceable against MAP in accordance with its terms.

    3.17 Compliance with Laws. Except as stated in Sections 3.5, and in Exhibits 3.6(a) and 3.8, the SP Group is in substantial compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, judgments, orders or decrees, including but not limited to Environmental Laws, applicable to it and its assets, businesses and operations.

    3.18 Common Carrier Obligations. The SP Group is in substantial compliance with all federal and state laws, rules and regulations governing tariff rates, rules and regulations, and transportation practices of common carrier pipelines including, but not limited to, the regulations of the Federal Energy Regulatory Commission, and of the Texas Railroad Commission and counterpart regulatory agencies of other states in which the Major Pipelines and Terminals are located.

    3.19 Consents. Except as set forth in Exhibit 3.19, neither the execution and delivery of, nor performance under this Agreement on the part of MAP is prohibited by or requires any prior notice or payment to any Person or consent, approval or authorization by any Person under (a) any agreement, license, lease or right of way agreement related to the SP Group's business to which MAP or any member of the SP Group is a party, or by which MAP or any member of the SP Group is bound, or (b) applicable law and with respect to which the failure to make such payment, give such notice, or obtain such consent, approval or authorization would have a Material Adverse Effect.

    3.20 No Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings against, being contemplated by, or, to the knowledge of MAP and the SP Group, threatened against MAP or any member of the SP Group or any of their Affiliates.

    3.21 Agent's Fees. No agent, broker, investment banker, or other Person acting on behalf of MAP or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Plains in connection with any of the transactions contemplated hereby.

    3.22 Third Party Inventory. The quality and quantity of liquid hydrocarbons that the SP Group holds in custody for third parties conform in all material respects to shipper linefill and inventory accounts of the SP Group.

    3.23 Year 2000 Compliance. The SP Group has provided Plains with its Year 2000 Compliance Plans and Budget, and to the best of the knowledge of MAP and the SP Group, the SP Group has disclosed to Plains all material Year 2000 compliance issues, and is continuing to implement such Plans.

    3.24 River Crossings. The SP Group's pipelines underlying the Mississippi River are inactive and purged of crude oil.

    3.25 DOT Pipelines. To the best of MAP and the SP Group's knowledge and based upon current SP Group operations, the East Texas line and the Nettleton to-Tyler line are the only pipelines owned by the SP Group that will, under regulations in effect on the date of this Agreement, have to be hydrostatically tested prior to December 31, 1999 in order to meet U.S. Department of Transportation requirements.

    3.26 Capital Leases. No member of the SP Group is a party to a capital lease or similar arrangement.

    3.27 General Provisions Regarding Representations and Warranties. Excepting only portions of the foregoing representations and warranties which speak only to a condition as of a specific date, each of the foregoing representations and warranties shall be true in all material respects on the Closing Date. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF MAP EXPRESSLY SET FORTH HEREIN, MAP DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

    PLAINS WILL ACQUIRE THE MEMBERSHIP INTEREST WITHOUT ANY REPRESENTATIONS, WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, CONDITION OR FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE OR THEIR COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS OTHER THAN THOSE REPRESENTATIONS OR WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT. PLAINS HAS MADE ITS OWN INVESTIGATION AND DETERMINATION REGARDING THE ASSETS AND THEIR NATURE AND CONDITION AND THE PURCHASE THEREOF AND HAS NOT RELIED ON ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES OF MAP, ITS AGENTS OR EMPLOYEES WITH RESPECT TO THE ASSETS, EXCEPT AS SPECIFICALLY SET FORTH

HEREIN. PLAINS ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS, STATEMENTS OR WARRANTIES HAVE BEEN MADE, EXCEPT AS SPECIFICALLY SET FORTH HEREIN.


              ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PLAINS

Plains represents and warrants to MAP that:

    4.1 Due Organization and Qualification. Plains is a limited partnership duly organized and validly existing under Delaware law and has all requisite power to carry on its business as now being conducted. Plains is qualified to do business in each other jurisdiction in which its failure to so qualify would materially and adversely affect Plains or its financial condition or business or ability to perform the transactions contemplated by this Agreement.

    4.2 Performance of Agreement. (a) The execution and delivery of this Agreement by Plains will not result in the breach of any term or provision of, or constitute a default under, the Second Amended and Restated Agreement of Limited Partnership of Plains or any contract, agreement, decree, order, stipulation, or consent to which Plains is a party or by which it is bound.

         (b) Plains has all necessary power and authority to enter into and carry out the transactions contemplated by this Agreement including, without limitation, the approval or vote, if required, of its limited partnership unit holders to enter into this Agreement or perform the transactions contemplated hereunder.

         (c) Plains' execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary partnership action on the part of Plains and each affiliate of Plains whose authorization and approval is required.

         (d) Excepting for the laws governing bankruptcy and similar protections, this Agreement is the valid and binding Agreement of Plains, enforceable against Plains in accordance with its terms.

    4.3 Agents' Fees. No agent, broker, investment banker or other Person acting on behalf of Plains or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from MAP in connection with any of the transactions contemplated hereby.

    4.4 Financial Ability. Plains has, and on the Closing Date will have, the financial ability to perform its obligations under this Agreement.

    4.5 No Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings against, being contemplated by or, to the knowledge of Plains, threatened against Plains or any of its Affiliates.

    4.6 Units. Should Plains elect to deliver Units pursuant to Section 2.2, Plains, at Closing, will have good and merchantable title to the Units, free and clear of any liens, encumbrances, restrictions and preferential purchase rights other than those set forth in Plains' Second Amended and Restated Partnership Agreement dated November 17, 1998, and no sale by MAP or distributions to MAP for one year.

    4.7 General Provisions Regarding Representations and Warranties. Excepting only portions of the foregoing representations and warranties which speak only to a condition as of a specific date, each of the foregoing representations is continuing and shall be true with the same force and effect as if made on the Closing Date. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PLAINS EXPRESSLY SET FORTH HEREIN, PLAINS DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

                          ARTICLE V EMPLOYEE MATTERS

    5.1 Benefit Plans and Employment Practices. (a) Unless otherwise specifically provided in this Agreement, coverage under any employee benefit plan sponsored by MAP as that term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") or employment policy sponsored by MAP shall cease for all SP employees effective at Closing, except for those transferred to MAP. Except for the Frozen Permian Plans described in Section 5.4, SP is not the sponsor of any employee benefit Plan as that term is defined under Section 3(3) of ERISA.

         (b) Effective as of the Closing Date, Plains shall offer SP employees its benefit plans based on the terms and conditions of such plans and SP employees will be covered by Plains' employment practices. For each SP employee who is employed immediately after Closing, Plains will recognize each such employee's prior service for eligibility and vesting purposes only under its qualified and welfare plans and employment practices with the exception of its vacation plan or policy. Plains will cause SP to observe the existing MAP Vacation Plan for the balance of 1999 for employees employed by SP immediately after Closing.

         (c) Prior to Closing, MAP shall be responsible for any required continuation of coverage notification under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA ("COBRA") to any of SP's employees who have a qualifying COBRA event. Prior to Closing MAP shall be responsible for issuing any required Certificates of Creditable Coverage under the Health

Insurance Portability and Accountability Act of 1996 ("HIPAA") to SP's employees. MAP's responsibility under COBRA and HIPAA shall cease at Closing.

         (d) Subsequent to Closing, Plains agrees to provide MAP reasonable access to all employment records required by MAP for legal or tax purposes.

    5.2 Severance Arrangements. (a) Employees terminated by SP Group prior to Closing shall be paid severance from the TAP to the extent they meet that benefit plan's eligibility requirements.

         (b) At least ten (10) business days prior to the Closing Date, Plains will designate which individuals it does not wish to have as employees for any purpose following the Closing. MAP will cause those individuals to be terminated by SP Group prior to Closing.

         (c) At least ten (10) business days prior to the Closing Date, Plains will designate which SP employees, and MAP ITS employees assigned to SP, Plains wishes to have as Loaned Employees. "Loaned Employees" for purposes of this Section shall have the meaning set forth in the Transition Agreement. The terms of such loan will be governed by the Transition Agreement. MAP will cause the Loaned Employees to be reassigned from SP to become employees of MAP prior to Closing. From and after the date of this Agreement until ten days prior to Closing, Plains may extend an offer of employment to any MAP ITS employee assigned to the SP Group. Such offer of employment and acceptance thereof by a MAP ITS employee shall be contingent upon the Closing of the transaction contemplated herein. No employee who accepts an offer of assignment with Plains prior to Closing will suffer any loss of compensation, benefit, or position as a result of a contingent acceptance of employment with Plains. If for any reason, the transactions contemplated by this Agreement does not close, all MAP ITS employees that made a contingent acceptance of an offer of employment will retain their position as MAP employees at will and will retain all benefits and current level of compensation. Plains may designate any employee who has declined employment with the SP Group as a Loaned Employee under Section 5.2(c). During the period from the date of this Agreement through the Closing Date, (i) MAP will not make a pre-emptive specific relocation or reassignment offer to a MAP ITS employees without the prior written consent of Plains; (ii) only after Plains makes a formal employment offer will MAP advise a MAP ITS employee of whether the possibility of continued employment exists after the end of the term of the Transition Agreement, it being understood that such discussions may include the general nature of the MAP ITS employee's anticipated future assignment and location and will include normal pay treatment for relocations, and that MAP's relocation package may be discussed where appropriate; and (iii) MAP ITS employees who have not accepted Plains employment offers may bid on positions normally listed on MAP's company-wide job posting system; provided, however, that no MAP ITS employee will be specifically solicited for these positions; provided, further, that once a MAP ITS employee has requested consideration for a posted position, the MAP ITS employee may be given the same consideration as MAP's other employees. Upon notice to MAP of a MAP ITS employee's contingent acceptance of an offer, MAP shall not solicit, offer employment to, or otherwise attempt the retain the employment of such employee.

         (d) Plains may designate SP employees as "Transitional Employees" by written notice to MAP. Transitional Employees terminated without cause by SP Group or its successor for up to twelve (12) months after Closing shall be paid severance, to the extent they meet eligibility requirements, from a plan either sponsored by Plains or one of its subsidiaries (including SP). However, for any individual paid severance pursuant to this Section 5.2(d), Plains or its subsidiaries shall be reimbursed by MAP for an amount equal to what the employee would have received under the TAP had they remained eligible for a benefit under TAP. As part of any severance payment, Plains shall obtain a release from any employees terminated pursuant to this section which releases MAP and that is substantially similar to the release used by the TAP, a copy of which is attached hereto as Exhibit 5.2(d).

         (e) The total of the employees terminated by SP under Sections 5.2(b),
(c) other than Loaned Employees providing IT services to SP, and (d) for which MAP shall be obligated to reimburse Plains shall not exceed seventy-five (75). Plains agrees not to terminate or cause termination of more than seventy-five
(75) SP employees until after the ninety-first (91st) day following the Closing Date.

    5.3 Worker Adjustment Retraining Notification Act. (a) Prior to the Closing Date MAP shall have the sole responsibility and liability for making any and all necessary employee notifications under the Worker Adjustment Retraining Notification Act ("WARN") and comparable state laws. This includes any employees which Plains anticipates terminating within sixty (60) days after Closing, provided that Plains provides the names of the employees it anticipates terminating to MAP at least seventy (70) days prior to the anticipated termination of employment date.

         (b) After the Closing Date, Plains will have sole responsibility and liability for making any and all necessary employee notifications under WARN and comparable state laws except for those employees whose names were provided to MAP pursuant to Section 5.3(a). MAP shall provide to Plains, not less than ten
(10) business days prior to Closing and updated at Closing, a list of SP employees, full and part-time, who have terminated their employment with SP in the ninety (90) day period prior to Closing.

   5.4 Assumption of Permian Corporation Retirement and Savings Plans Prior to Closing SP shall assume from MAP, as the new plan sponsor and administrator, the responsibilities of the operation and administration of the Frozen Permian Corporation Retirement Plan and the Frozen Permian Corporation

Savings Plan (the "Permian Plans"). In connection with such assumption, MAP represents and warrants that the Permian Plans are tax qualified under Internal Revenue Code (S) 401(a), all contributions have been made as required by the Permian Plans, and are and have been operating in substantial compliance with all applicable requirements of the Code and ERISA through the date on which SP assumes the duties of plan sponsor and administrator thereof. MAP agrees, from and after the Closing Date, to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties (as defined in Article XII) from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred by the Buyer Indemnified Parties as a result of any breach of the representations and warranties made by or on behalf of MAP in this Section or in Section 12.16. Any claim for indemnification under this provision shall not be subject to any limitation under Article XII but shall be subject to the procedures for asserting indemnity claims set forth in Section 12.7.

    5.5 Workers Compensation. MAP shall maintain workers compensation coverage for SP Group employees until the date of Closing. Plains shall be responsible for providing workers compensation coverage after Closing.

    5.6 Representations and Warranties Regarding Employees and Employee Benefit Plans.

         (a) At no time has SP been required to contribute to any "multi-employer pension plan" as defined in (S) 3(37) of ERISA or incurred any withdrawal liability with the meaning of (S) 4201 of ERISA.

         (b) No employees are represented by any union or subject to any collective bargaining agreement. SP has not suffered any work stoppage, nor, to MAP or SP's knowledge is any work stoppage threatened at any SP location. To MAP and SP's knowledge, no union organizing or election activities involving any nonunion employees of SP are in progress or threatened.

         (c) Except as provided in Exhibit 5.6(c) SP has not entered into any contract or promise of employment with any person which cannot be terminated at or prior to the Closing without cost to Plains, or which applies to any time period after Closing. Except as set forth on Exhibit 3.8, no employee has filed any complaint which is currently pending with any regulatory or administrative body, asserted any claim or demand, or filed any suit relating to the employment relationship with SP which is currently pending. MAP shall reimburse Plains for any retention payment or other similar bonus or payment made by or on behalf of Plains to SP employees that exists at Closing but are due and payable on or after Closing under the provisions of the contracts listed in Exhibit 5.6 (c).

         (d) The transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of regular compensation due any director, officer, or employee (or former director, officer, or employee, including any beneficiary) of the SP Group.

         (e) Prior to Closing, the SP Group shall not amend or adopt or agree to adopt any benefit plan or employment practice without the consent of Plains.

         (f) If, during the Interim Period, SP pays its employees pursuant to SP Group's "Success Through People" incentive program, MAP shall reimburse SP in the amount of such payment.

         (g) Effective no later than Closing, SP shall terminate its participation in all employee benefit plans sponsored by MAP or its Affiliates in which the SP Group participates.

    5.7 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer upon or deny any employee any rights or remedies including, but not limited to, any rights of employment for any specified period of time.

    5.8 Obligations of Plains All American Inc. For purposes of Article V, references to the responsibilities, obligations and undertakings of an employer shall be deemed to apply to Plains All American, Inc. Plains shall cause Plains All American Inc. to perform all such responsibilities, obligations and undertakings.

                            ARTICLE VI TAX MATTERS

    6.1 SP Disregarded as Separate Entity for Income Tax Purposes. For federal income tax purposes, and for state income tax purposes in those states which follow the federal rules, SP and Scurlock Permian Pipe Line LLC are disregarded as entities separate from MAP pursuant to Treasury Regulation (S)301.7701-3.

    6.2 Allocation of Taxable Income to Periods Before and After Effective Time. MAP shall include in its federal partnership tax return, and in its state tax returns for those states that follow the federal rules, income, gain, loss, deduction and credit with respect to (i) activities of SP and Scurlock Permian Pipe Line LLC prior to the Closing Date, and (ii) the net amount of any Prior Period Adjustments treated as an adjustment to the Unadjusted Purchase Price pursuant to Section 2.3(b). Plains shall include the income, gain, loss, deduction and credit with respect to activities of SP and Scurlock Permian Pipe Line LLC on and after the Closing Date, less any amounts attributable to Prior Period Adjustments included by MAP, in either (i) its own federal income tax return, and in its own state income tax returns for those states that follow the federal rules or (ii) in federal and state income tax returns filed by an affiliate or affiliates of Plains, including

SP and Scurlock Permian Pipe Line LLC. MAP shall pay any penalties and interest assessed, and Plains shall hold MAP harmless from and reimburse MAP for income tax due and unpaid, resulting from Plains' reporting of SP's income, gains, losses and deductions, and credits for the Interim Period.

    6.3 Sale of SP Treated as Asset Sale for Income Tax Purposes. The sale of the Membership Interest shall be treated for federal income tax purposes, and for state income tax purposes in those states that follow the federal rules, as a sale of the underlying assets of SP and Scurlock Permian Pipe Line LLC in exchange for the Purchase Price and the assumption of the liabilities of SP and Scurlock Permian Pipe Line LLC at the Closing Date. MAP and Plains agree to timely file Internal Revenue Service Form 8594, "Asset Acquisition Statement." The aggregate fair market value and the allocation of sales price shown on the Form 8594 shall be determined and agreed to by MAP and Plains in reasonable, good faith negotiations.

    6.4 Internal Revenue Code 1031 Exchanges. MAP and Plains acknowledge and agree that MAP may engage in a deferred exchange of like-kind property utilizing a qualified intermediary pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding any provision herein to the contrary, in the event MAP elects to engage in a deferred like-kind exchange, Plains agrees to consent to the assignment of MAP's rights under this Agreement to a qualified intermediary in order to facilitate the deferred like-kind exchange. MAP and Plains agree to execute any and all documents necessary to consummate the purposes of this section; provided, however, any costs incurred by Plains including legal fees and all incidental and related expenses shall be reimbursed by MAP.

    6.5 Transfer Taxes. All transfer, documentary, sales, use, registration and other such similar Taxes (including all applicable real estate transfer taxes) and related fees (including any penalties, interest and additions to Tax, if any) incurred in connection with this agreement and the transactions contemplated hereby shall be paid by Plains, and MAP and Plains shall cooperate in timely making all Returns as may be required to comply with the provisions of such Tax laws.

    In the opinion of Buyer and Seller this purchase and sale constitutes an isolated or occasional sale and is not subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, and no sales tax need be collected by MAP from Plains at Closing. MAP agrees to cooperate with Plains in demonstrating the requirements for an isolated or occasional sale or other sales tax exemption have been met.

    6.6 Cooperation and Preservation of Books and Records. MAP and Plains shall provide such assistance to each other (and their Affiliates) as the other party may reasonably request in connection with the preparation of any Return required to be filed in respect of the SP group, any audit or other examination by any Tax Authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes, and MAP and Plains will retain, and upon request provide, any records or information which may be relevant to such Return, audit, examination, proceeding or claim. Such assistance shall include (i) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder and (ii) furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such Return, audit, examination, proceeding or claim.

    MAP and Plains recognize that they (or an Affiliate) may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other party or the SP Group; therefore, MAP and Plains agree (i) to use their best efforts to properly retain and maintain such records until such time as the parties agree that such retention and maintenance is no longer necessary and (ii) to allow the requesting party and its respective agents and other representatives (and agents or other representatives of any of their respective affiliates), at times and dates mutually acceptable to the parties, to inspect, review, and make copies of such records as the requesting party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

             ARTICLE VII  OBLIGATIONS OF PARTIES PRIOR TO CLOSING

    7.1 General. From and after the date of this Agreement, up to and including the Closing Date, neither party will take any action which would cause any of its representations and warranties herein not to be true and correct in all material respects as of the Closing Date except by written authorization of the other party. Each party shall use reasonable best efforts to carry out and comply with the provisions of this Agreement, to satisfy the conditions applicable to such party and to consummate the sale and purchase in accordance with this Agreement. Plains and MAP agree to file their Hart-Scott-Rodino Act Pre-Merger Notifications prior to or within three (3) business days after the execution of this Agreement.

    7.2 Access to Records and Properties of SP Group. Subject to requirements of confidentiality imposed by contract or by law, MAP will cause the SP Group to make available to Plains and its accountants, counsel and other representatives access for copying and inspecting, during normal business hours and such other reasonable times to which the parties may agree, to the properties, books and records of the SP Group and allow the SP Group's officers and representatives to be available to Plains for consultation. In exercising the right of access, Plains may conduct environmental tests and sampling, the scope of which shall require the consent of MAP, which consent shall not be unreasonably withheld, and such other testing and inspection of the SP Group Assets as it shall reasonably deem necessary; provided, always, that Plains will give such advance notice of such activities as will give MAP's desired representatives sufficient time to be present for witnessing; and provided, further, that Plains in exercising rights under this Section will not unreasonably interfere with the conduct of the business or make disclosure of this Agreement or its terms except as provided for under the Confidentiality Agreement or as required by law or applicable stock exchange rules.

    7.3 Conduct of Business of the SP Group Until the Closing. During the period from the date of execution of this Agreement to the Closing Date, unless Plains consents in writing to contrary action, MAP will cause the SP Group to:

         (a) Not cause or receive any distributions, cash or otherwise, in respect of, nor issue or sell, or purchase or otherwise reacquire, the Membership Interest or SP's interests in the other members of the SP Group, or grant or commit to grant any options, warrants, or other rights to subscribe for, or purchase, or otherwise acquire, any shares of the Membership Interest or SP's interests in the other members of the SP Group, or issue or commit to issue any securities convertible into or exchangeable for shares of the Membership Interest or SP's interests in the other members of the SP Group;

         (b) Not change or amend its limited liability company agreement or the limited liability company agreement or partnership agreement (as the case may be) of the other members of the SP Group;

         (c) Maintain its books, records and accounts in accordance with GAAP and in the usual and regular manner consistent with current practice, except to the extent required to account for the SP Group as an unaffiliated entity pursuant to this Agreement.

         (d) Not borrow or agree to borrow any money or guarantee, or agree to guarantee the obligations of others, except the SP Group may borrow from MAP and cause the issuance of guarantees and letters of credit in the ordinary course of business.

         (e) Not make, without prior written consent of Plains, any material contracts or amend any existing material contracts. For purposes of this Section, the term "material" shall have the meaning ascribed to that term in
Section 3.15.

         (f) Not create, assume or permit to exist any mortgage, pledge or other lien or encumbrance on any of its assets except for Permitted Encumbrances.

         (g) Not sell, assign, lease or otherwise dispose of, without prior notice to Plains, any of the

Assets having an original cost to the SP Group in excess of $50,000 other than in connection with the replacement of obsolete or worn-out items or pursuant to Section 2.5.

         (h) Continue to diligently pursue implementation of its current "Year 2000" compliance program, a complete copy of which has been furnished to Plains.

         (i) Except as otherwise expressly provided herein, operate its business and maintain its assets in the ordinary course consistent with prudent operation and accepted industry standards. Except for capital expenditures committed, not to exceed $500,000, by the SP Group on the date of this Agreement, the SP Group shall not make, and shall have no obligation to make, any capital expenditure without the prior written consent of Plains.

         (j) Not solicit or accept any other bids for the purchase and sale of the Membership Interest or SP's interests in the other members of the SP Group.

         (k) Take all necessary company and other action and use reasonable best efforts to obtain such third party consents, approvals and amendments of agreements, if any, as may be necessary for it to carry out the transactions contemplated in this Agreement.

         (l) Update Exhibit 3.10 (a) prior to Closing to the extent that inaccuracies are found in the legal descriptions or recordation information, and update the Right-of-Way and lease records to the extent required to satisfy the record requirements of any mortgagee of Plains. Any third party costs to satisfy mortgagee requirements shall be at Plains' expense.

         (m) obtain conveyances from its Affiliates to SP or Scurlock Permian Pipe Line LLC, as appropriate, any permits, rights of way and leases in the name of such Affiliates, including rights of way or leases in the Homochitto National Forest.

         (n) cause SP to draw upon the Promissory Note to cover its cash needs during the Interim Period in lieu of outside credit facilities.

     Should Plains not object to any issue for which Plains receives written notice under this Section, within three (3) business days after such notice is received by Plains, Plains shall be deemed to have approved such issue.

   7.4 Obligations of Plains Until the Closing. During the period from the date of this Agreement to the Closing, Plains will:

         (a) Take all necessary partnership and other action and use reasonable best efforts to obtain such third party consents, approvals and amendments of agreements, if any, as may be necessary for it to carry out the transactions contemplated in this Agreement; and

         (b) Treat, and cause its employees, agents and representatives to treat, all information obtained regarding the SP Group, which is not otherwise lawfully known to or already in the public domain, as proprietary and confidential, and to observe strictly the terms of any confidentiality agreements to which the SP Group is a party or is bound, provided copies of such agreements have first been provided to Plains.

   7.5 Obligations of MAP Regarding Financial Statements. MAP, at its cost, shall furnish Plains with an Effective Time Working Capital Statement no later than May 1, 1999. MAP, at its cost, shall furnish to Plains, no later than May 1, 1999, annual SP income statements, balance sheets and cash flow statements, including accompanying footnotes, sufficient for preparation of Plains' Form 8K report, for calendar years 1996, 1997 and 1998 audited by PricewaterhouseCoopers. MAP shall provide to Plains unaudited SP Group financial statements for the first quarter ended March 31, 1999 no later than May 1, 1999.

   7.6 Casualty Loss or Condemnation. Except as otherwise provided in this Agreement, from and after the Effective Time through the Closing Date, MAP shall bear the risk of loss due to damage or destruction of the Assets by fire or other casualty, except that the risk of the first $100,000 per occurrence of any such loss shall be borne by Plains. Except as set forth on Exhibit 3.8, neither MAP nor any member of the SP Group has received any notice, and neither has any knowledge of, any proceedings for the taking, by eminent domain or condemnation, of all or any portion of any of the Assets.

   7.7 Surety Bonds and Guarantees. (a) Exhibit 7.7(a) lists all of the surety bonds issued on behalf of the SP Group as may be required by a Government Authority. To the extent permitted by their terms, MAP will cause those bonds to be cancelled at or immediately prior to Closing. Plains agrees to replace those bonds that are not cancelable at will, no later than thirty (30) days following the Closing.

         (b) Exhibit 7.7(b) lists all of the guarantees issued on behalf of any member of the SP Group by MAP or Ashland, Inc. for the benefit of various SP crude oil trading partners. MAP will cause these guarantees to be terminated on the first to occur of (i) the date of termination stated therein; or (ii) such other date on or after the Closing Date to which the respective guaranty beneficiaries may agree. Plains agrees thereafter to provide credit support, if any, required by third parties.

         (c) Election to Deliver Units. If Plains elects to deliver Units pursuant to Section 2.2, Plains and MAP shall agree to such additional representations and warranties and shall execute such additional instruments and agreements as are customary and reasonably necessary to effect the transfer of Units pursuant to this Agreement.

            ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF MAP

    The obligations of MAP hereunder are subject to satisfaction of the conditions set out in this Article VIII at or before the Closing Date.

    8.1 Absence of Litigation. Excluding actions or proceedings initiated by MAP or any of its Affiliates, no action or proceeding shall have been instituted or threatened before any Government Authority to enjoin, restrain or prohibit, or to obtain substantial damages from MAP in respect of, this Agreement or the consummation of the transactions contemplated hereby.

    8.2 Performance and Obligations of Plains. (a) All of the terms and conditions of this Agreement to be complied with and performed by Plains at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by Plains in this Agreement shall be correct in all material respects with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

         (b) MAP shall have received from Plains an officer's certificate in a form reasonably satisfactory to MAP to the effect that to such officer's knowledge, the conditions set forth in Section 8.2(a) have been satisfied.

         (c) MAP shall have received from Plains a written opinion of counsel, dated as of the Closing Date, covering the matters set forth in Section 4.1, 4.2 and, if applicable, 7.8, which opinion shall be in a form reasonably satisfactory to MAP.

    8.3 HSR Approval. All necessary governmental approvals shall have been obtained.

    8.4 Waiver. At the Closing, MAP may waive in writing the failure of Plains to satisfy any of the foregoing conditions precedent.

           ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF PLAINS

    The obligations of Plains hereunder are subject to satisfaction of the conditions set out in this Article IX at or before Closing Date.

    9.1 Absence of Litigation. Excluding actions or proceedings initiated by Plains or any of its Affiliates, no action or proceeding shall have been instituted or threatened before any Government Authority to enjoin, restrain or prohibit, or to obtain substantial damages from Plains in respect of, this Agreement or the consummation of the transactions contemplated hereby.

    9.2 Performance and Obligations of MAP. (a) All of the terms and conditions of this Agreement to be complied with and performed by MAP at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by MAP in this Agreement shall be correct in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date.

         (b) Plains shall have received from MAP an officer's certificate in a form reasonably satisfactory to Plains to the effect that to such officer's knowledge, the conditions set forth in Section 9.2(a) have been satisfied.

         (c) Plains shall have received from MAP a written opinion of counsel, dated as of the Closing Date, covering the matters set forth in Sections 3.1 and
3.16 (a), (b), and (c), which opinion shall be in a form reasonably satisfactory to Plains.

    9.3 Tender of Resignations. Each MAP-appointed member representative and officer of the SP Group shall have tendered in writing his or her resignation as such effective upon Closing and copies of such written resignations shall have been furnished to Plains.

    9.4 HSR Approval. All necessary governmental approvals shall have been obtained.

    9.5 Marathon Ashland Pipe Line LLC Transactions. Agreements evidencing the following transactions between SP Group and Marathon Ashland Pipe Line LLC ("MAPL"), or SP, MAP and MAPL, as the case may be, shall be mutually approved and shall have been fully executed by all necessary parties by the Effective
Time:

         (a) First Amendment to Lease Agreement (Venice, Louisiana Terminal), to include a three (3) year term provided MAPL is the operator - SP and MAP
         (b) Conveyance (Indiana and Illinois truck unloading facilities) - MAPL to SP
         (c) Conveyance (Indiana and Kentucky truck unloading facilities) - MAP to SP
         (d) Operating Agreements (truck unloading facilities described in (b) and (c)) - SP and MAP
         (e) Lease Agreements (Slick Creek, Wyoming; Smith Mill, Kentucky; Stoy, Illinois; Martinsville, Illinois; Sandoval, Illinois; Noble, Illinois; Enfield, Illinois; Bridgeport, Illinois; Owensboro, Kentucky; Oregon Basin, Wyoming truck unloading facilities) - MAP, MAPL, and SP.

    9.6 Illinois Basin Gathering Assets. (a) On or before the Closing Date, the crude oil gathering systems, including all pipe, pumps, valves, fittings, appurtenances and other personal property comprising such systems, described in
Exhibit 9.6(a); all land rights necessary to the ownership or operation of such gathering systems; all contracts material to the operation of such pipelines including, but not limited, all necessary contract rights for the operation of such gathering systems through the SP Group's SCADA system; shall have been transferred by MAPL to a member of the SP Group as may be designated by Plains, and all material approvals of Government Authorities required to be obtained before Closing as a result of such transfer shall have been obtained.

         (b) MAP hereby represents and warrants that as to the Basin Assets:

          1. The financial performance of such assets conforms in all material respects to the Exhibit 9.6(b) and that there are no material changes in the financial condition, of the business conducted through the Basin Assets.

          2. There are no environmental conditions or liabilities that would have a Material Adverse Effect with respect to the Basin Assets.

          3. There is no litigation, proceedings, enforcement actions or other legal proceedings pending or to the knowledge of MAP, threatened, relating to the assets or business conducted through the Basin Assets that would have a Material Adverse Effect.

          4. The equipment, inventory, pumps, meters, motors, tanks, pipe, and all other facilities, personal property and vehicles currently used to operate the Basin Assets are in working order and serviceable condition for their intended use.

          5. Title to the real property, rights of way, leases, easements and licenses contained in the active portion of Basin Assets is good and defensible, in full force and effect. The active portion of the Basin Assets are located within the right of way, leases or real property boundaries, all rights of way are contiguous and there are no outstanding requests to relocate or remove any part of the action portion of the Basin Assets.

          6. All licenses, permits, contracts and other authorizations and incidental rights reasonably necessary to the current operation of the Basin Assets are valid, enforceable in accordance with their terms and conditions and are transferable.

          7. The Basin Assets have been operated in substantial compliance with all laws, statutes, rules and regulations, including without limitation all Environmental Laws, laws and regulations concerning common carrier obligations and responsibilities.

          8. Other than approvals that may be required by the Illinois Commerce Commission, there are no third party consents required to transfer the Basin Assets to a member of the SP Group.

         (c) MAP hereby covenant that as to the Basin Assets, MAP shall:

          1. Cause all real property, leases, licenses and other interests in real property upon which the Basin Assets are located to be conveyed to such member of the SP Group as may be designated by Plains, with full warranty of title or right, free and clear of any liens or encumbrances, except Permitted Encumbrances in a form approved by Plains.

          2. Cause all equipment, parts, inventory, vehicles and personal property to be conveyed with warranty of title, warranty of serviceability and working order for its intended condition, free and clear of all liens and encumbrances, except for Permitted Encumbrances.

          3. Cause the transfer of such member of the SP Group as may be designated by Plains, of all the Licenses and contracts, after first obtaining all material consents and approvals.

          4. Cause all the transfer of the Basin Assets to be in compliance with all laws, rules and regulations and contractual commitments.

          5. Cause a shipper's balance to be issued at closing to Plains reflecting the quantity and quality of crude oil held for the account of each shipper.

         (d) Plains shall have received an officer's certificate from MAP, in a form reasonably satisfactory to Plains, to the effect that to such officer's knowledge, the representations and warranties made by MAP in Section 9.6(b) above is true in all material respects. Such representations and warranties shall be correct in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date.

          (e) MAP shall cause MAPL to enter into an operating agreement in a mutually agreeable form with a member of the SP Group under which MAPL shall operate the assets described in Exhibit 9.6(a) for a period of six months from and after Closing, providing such services as are necessary to facilitate transition to operations by Plains.

          (f) In the event that the parties are required to obtain the approval of the Illinois Commerce Commission in order to consummate the transactions contemplated under this Section, and such approval has not been obtained on or before the Closing Date then title to the Assets shall be retained by MAPL subject to the following. MAPL shall continue to operate the Basin Assets under the Operating Agreement, but the economic results from operations pending such approval shall be for the account of Plains; it being understood that neither party shall have the right to terminate this Agreement under Article 11 as a result of the failure to obtain necessary Illinois Commerce Commission approvals on or before Closing. The Basin Assets shall be conveyed to the member of the SP Group so designated by Plains, as provided above, within ten (10) business days following the date on which MAPL obtains such approval; provided, however, if such approval is not received within ten
(10) years following the Closing Date then the Basin Assets shall not be conveyed by MAPL to such member of the SP Group and shall cease to be subject to this Agreement.

    9.7 Waiver. At the Closing, Plains may waive in writing any of the foregoing conditions precedent.

                               ARTICLE X CLOSING

    10.1 Place of Closing and Closing Date. The Closing shall take place at the offices of Marathon Oil Company, 5555 San Felipe, Houston, Texas, subject to the satisfaction of the conditions precedent stated in Articles VIII and IX on the later to occur of (a) May 18, 1999, or such other date as may be mutually agreed, or (b), if such approvals have not been obtained by such date provided in clause (a) above, the 10th calendar day following the date upon which all material governmental approvals have been obtained; it being understood and agreed that if Closing is delayed beyond June 18, 1999 due to the inability of a party to secure a material approval of any Government Authority having jurisdiction over the parties or the Assets of, but not limited to the approval of the Federal Trade Commission in connection with its antitrust review of the subject transaction, then MAP shall be entitled to interest on the Purchase Price at a rate equal to the London Inter Bank Offered Rate as published in the June 15, 1999 edition of the Wall Street Journal, plus 1% for the period from June 18, 1999 through the date on which Closing occurs which shall be payable if and when Closing occurs.

    10.2 Closing Deliveries by Plains. At the Closing, Plains shall deliver to MAP the following:

         (a) the Purchase Price in accordance with Article II which, should Plains elect to transfer the Units pursuant to Section 2.2, shall include, if applicable, an assignment instrument executed by an authorized officer of Plains evidencing Plains' transfer to MAP of and warranting title to the Units as set forth in this Agreement, in a form reasonably satisfactory to MAP and Plains ;

         (b) the certificate executed by an authorized officer of Plains, and the opinion of counsel, described in Sections 8.2(b) and (c);

         (c) a certificate executed by the Secretary (or Assistant Secretary), of Plains or its general partner dated as of the Closing Date, evidencing that Plains has authorized the execution of this Agreement and the performance of the transaction hereunder, and presenting the incumbency and representative signatures of the officers executing this Agreement on behalf of Plains or its general partner;

         (d) a certificate of good standing for Plains issued by the Secretary of State of Delaware and dated as of a date no more than ten (10) days prior to the Closing Date; and

         (e) the Transition Agreement executed by an authorized officer of Plains.

    10.3 Closing Deliveries by MAP. At the Closing, MAP shall deliver to Plains the following:

         (a) An assignment instrument executed by an authorized officer of MAP evidencing MAP's transfer to Plains of and warranting title to the Membership Interest as set forth in this Agreement substantially in the form attached as
Exhibit 10.3(a);

         (b) A certificate of good standing for SP and Scurlock Permian Pipe Line LLC issued by the Delaware Secretary of State, and from the counterpart agency of each other state in which SP and Scurlock Permian Pipe Line LLC are qualified to do business, and dated as of a date as close to the Closing Date as is possible through reasonable efforts;

         (c) The certificates executed by an authorized officer of MAP described in Sections 9.2(b) and 9.6(b), and the opinion of counsel described in Section
9.2 (c);

         (d) A certificate executed by the Secretary (or Assistant Secretary), of MAP dated as of the Closing Date, providing the resolutions authorizing the sale under this Agreement adopted by the Board of Managers of MAP and the continued effectiveness of such resolutions, and presenting the incumbency and representative signatures of the officers executing this Agreement on behalf of MAP;

         (e) Each of the resignations in accordance with the provisions of
    Section 9.3;

         (f) The Sub-sublease Agreements executed by an authorized officer of MAP whereby MAP will sublease to SP the vehicles described in Section 3.9(b) substantially in the forms attached as Exhibit 10.3(f); and

         (g) The Transition Agreement executed by an authorized officer of MAP.

         (h) A schedule of third party shipper volumes by location and grade as of the Effective Time.

                            ARTICLE XI  TERMINATION

    11.1 Termination.  This Agreement may be terminated:

         (a) At any time prior to the Closing Date with the mutual written consent of MAP and Plains; or

         (b) By MAP, if any condition provided in Article VIII shall not have been satisfied, complied with or performed in any material respect on the Closing Date, and MAP shall not have waived in writing such non-satisfaction, noncompliance or nonperformance on or before the Closing Date, provided the failure of such condition did not result from the failure of MAP to perform any of its obligations that is required to be performed under this Agreement on or prior to Closing; or

         (c) By Plains, if any condition provided in Article IX shall not have been satisfied, complied with or performed in any material respect on the Closing Date and Plains shall not have waived in writing such non-satisfaction, noncompliance or nonperformance on or before the Closing Date, provided the failure of such condition did not result from the failure of Plains to perform any of its obligations that is required to be performed under this Agreement on or prior to Closing.

         (d) By either MAP or Plains, if the other shall have failed to perform any obligation that it is required to perform under this Agreement on or prior to the Closing Date.

         (e) By either MAP or Plains, if Closing is delayed beyond June 30, 1999, pursuant to Section 10.1(b).

    11.2 Consequences of Termination.

         (a) Except with respect to a party's termination under Section 11.1(d), no party will be otherwise liable for damages to the other party as a result of termination pursuant to this Article XI. In the event of termination of this Agreement, each party shall return to the provider all documents and papers furnished in the course of the negotiation or carrying out of this Agreement and each party shall treat as proprietary and confidential any and all information obtained from any other party in accordance with the Confidentiality Agreement.

         (b) A party terminating this Agreement pursuant to Section11.1(d) shall be entitled to liquidated damages from the defaulting party in the amount of $7,500,000, which amount the parties agree represents a reasonable estimate of the amount by which the terminating party will actually be damaged by such default, in view of the difficulty of arriving at a meaningful formula or measure of actual damages and the uncertainty thereof. The provisions of this
Section 11.2(b) shall survive termination of this Agreement pursuant to Section 11.1(d).

               ARTICLE XII OBLIGATIONS OF PARTIES AFTER CLOSING

    12.1 Taxes. (a) MAP will cause all Returns due on or before the Closing Date to be filed and all Taxes due on or before the Closing Date to be paid. In addition, MAP will cause the Returns due after the Closing Date listed in
Exhibit 12.1 to be properly and timely filed, but the Taxes due on such Returns shall be the responsibility of Plains except to the extent attributable to a period ending on or before the Closing Date.

         (b) Except as provided otherwise in Section 6.5 or this Section12.1, Plains will timely pay all Taxes due after the Closing Date and will cause all Returns due after the Closing Date to be prepared and filed on a timely and proper basis. MAP shall pay to Plains within fifteen days after the date on which Taxes are paid with respect to such Returns an amount equal to the portion of such Taxes attributable to periods ending on or before the Closing Date. For purposes of this Section 12.1, such Taxes for a period including the Closing Date shall be allocated to the period prior to the Closing Date in the following manner: (i) if the Tax is measured on or by net income, sales, receipts, expenditures, expenses, compensation, purchases or a similar base, based on the amount of Tax determined as if the books were closed and the taxable period ended on the Closing Date; and (ii) in all other cases, a pro-rata portion of such Tax based on a ratio of the number of days in the taxable period ending on the Closing Date to the number of days in the taxable period. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the day before the Closing Date.

     (c) Plains shall defend, indemnify, and hold MAP harmless from and against any and all claims, demands, liabilities, costs, judgements, expenses and reasonable attorneys' fees and court costs, damages (together with any interest, penalties or additional amounts) and losses of whatsoever nature as a result of a Tax due after the Closing Date not being timely paid, or a Return due after the Closing Date not being properly prepared or timely filed. To the extent permitted by law, MAP, from and after the Closing Date, shall defend, indemnify and hold Plains harmless from any and all unpaid Taxes, if any, attributable to periods ending on or before the Closing Date, as the result of any liability not expressly assumed by Plains pursuant to this Section 12.1.

     (d) MAP's liability and/or indemnity for unpaid Taxes under this Section
12.1 shall be reduced by the amount of such unpaid Tax included in Accrued Taxes at the Effective Time.

    (e) To the extent Plains or SP receive any refund of Taxes with respect to any period ending on or before the Closing Date, such refund shall be promptly paid to MAP except to the extent such refund has been included in Net Working Capital at the Effective Time.

    12.2 Indemnification. (a) Except with respect to Environmental Liabilities for which indemnification under this Agreement is governed by Section 12.3 below, Plains covenants and agrees, from and after the Closing Date, to defend, protect, indemnify and hold harmless MAP, its owners, Marathon Oil Company and Ashland Inc., and USX Corporation, and their respective officers, directors, employees, partnerships, and Affiliates (the "Seller Indemnified Parties"), from and against any and all penalties, claims, demands, fines, assessments, damages, dimunitions in value, liabilities, suits, costs, judgments, settlements, expenses (including, without limitation, court costs and reasonable attorneys', expert and consultant fees), and losses of whatsoever kind or nature, resulting from (i) breach of any representation or warranty of Plains set forth in this Agreement; or (ii) any act or omission attributable to the SP Group's business or the ownership or operation of the SP Group or the Assets occurring from and after the Closing Date.

         (b) Except with respect to Environmental Liabilities for which indemnification under this Agreement is governed by Section 12.3 below, MAP covenants and agrees, from and after the Closing Date, to defend, protect, indemnify and hold harmless Plains Resources, Inc., Plains, the SP Group and their respective partners, officers, directors, employees, partnerships, Affiliates, successors and assigns (the "Buyer Indemnified Parties"), from and against any and all penalties, claims, demands, fines, assessments, damages, dimunitions in value, liabilities, suits, costs, judgments, settlements, expenses (including, without limitation, court costs and reasonable attorneys', expert and consultant fees), and losses of whatsoever kind or nature, resulting from (i) breach of any representation or warranty of MAP set forth in this Agreement; (ii) any act or omission attributable to the SP Group's business or the ownership or operation of SP or the Assets occurring prior to the Closing Date (including without limitation, the matters described in Exhibit 3.8); (iii) the disposition of the assets described in Section 2.5; or (iv) royalty suspense account claims for royalties or interest not reflected on SP's balance sheet as of the Effective Time, as to which the $25,000 threshold contained in Section
12.6 will not in any case apply.

    12.3 Environmental Indemnification. (a) Plains covenants and agrees, from and after the Closing Date, to defend, protect, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Environmental Liabilities arising from any act or omission attributable to the SP Group's business or the ownership or operation of SP or the Assets occurring from and after the Closing Date.

         (b) MAP covenants and agrees, from and after the Closing Date, to defend, protect, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Environmental Liabilities (i) arising from any act or omission attributable to the business of the SP Group or the ownership or operation of SP or the Assets occurring prior to the Closing Date (including, without limitation, the matters described in Exhibits 3.6 (a) and 3.6 (b), and
(ii) other than the matters described in Exhibits 3.6 (a) and 3.6 (b), for which no claim need be asserted, that are asserted by any of the Buyer Indemnified Parties against MAP on or before May 15, 2003. It is understood and agreed that MAP's obligations under this subparagraph (b) (other than with respect to those matters described in Exhibits 3.6 (a) and (b)), do not extend to or cover any Environmental Liabilities relating to SP or the Assets that are not asserted by a Buyer Indemnified Party against MAP within the time specified above.

         (c) MAP shall have (i) the right of access to the Assets in connection with, and (ii) the right to conduct the defense of any claims pursuant to
Section 12.7, and to respond to and conduct the remediation of any Environmental Liabilities for which MAP assumes an obligation of indemnity under this Agreement. Such rights of MAP shall survive Closing and shall be subject to the following terms and conditions:

             (A) Prior to commencing any Corrective Actions or related activities on or with respect to the Assets, MAP shall propose to Plains a plan for such work ("Plan"). Prior to the implementation of any Plan or Plans, MAP shall provide Plains with a comprehensive schedule showing in reasonable detail the Corrective Action to be taken by MAP to comply with such Plans and a budget showing the estimated timing and estimated amount of expenditures required to implement the Plans. At the request of Plains from time to time, MAP shall meet and consult with Plains fully with respect to each such Plan, schedule and budget. Once each calendar quarter (commencing with the first full calendar quarter after commencement of such Corrective Action), MAP shall provide Plains with a report showing in reasonable detail the current status of all Corrective Actions undertaken by MAP since commencement of such Corrective Actions, including expenditures to date. To the extent that similar quarterly reports are filed by MAP with Government Authorities, provision of copies of such reports to Plains shall satisfy this requirement. MAP shall be required to obtain Plains' prior written approval (which shall not be unreasonably withheld or delayed) for each Plan and the budget and schedule therefor prior to proceeding with any Plan or filing any Plan with any applicable Government Authorities (except that, in the event of an emergency posing an imminent threat of harm to the safety of persons or property, MAP may take such immediate action as may be necessary under the circumstances to protect the safety of persons or property, without obtaining the prior approval of Plains, provided that MAP shall notify Plains in writing of such action as soon thereafter as practicable). Plains shall be deemed to have approved such Plan, budget and schedule unless Plains shall have objected thereto by notice to MAP within thirty (30) days following Plains' receipt thereof setting forth in reasonable detail the basis for Plains' objections. If Plains objects to such proposed Plan and MAP and Plains do not reach agreement on such objections, then MAP shall provide Plains with an alternative Plan as soon as reasonably practicable in light of the circumstances following MAP's receipt of a request therefor from Plains. Upon request from Plains from time to time, MAP shall provide Plains with copies of invoices and such other supporting data regarding the amounts of expenditures referred to in reports provided by MAP to Plains under this Section.

    (B) MAP shall conduct all Corrective Actions and related activities on or with respect to the Assets in accordance with all applicable laws, rules and regulations of Government Authorities having jurisdiction and in such manner as shall not unreasonably interfere with the operation of the Assets and the SP Group's business. Promptly upon completion of such activities, MAP shall notify Plains in writing of such completion.

    (C) MAP shall defend, protect, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all penalties, claims, demands, fines, assessments, damages, diminution in value, liabilities, suits, costs, judgments, settlements, expenses (including, without limitation, court costs and reasonable attorneys', expert and consultant fees) and losses of whatsoever kind or nature, for personal injury or property damage that are incurred by or asserted against any Buyer Indemnified Party by any third Person to the extent same are caused by the acts or omissions of MAP or MAP's agents, employees or consultants in conducting or performing any Corrective Actions or related activities on or with respect to the Assets. For purposes of this Agreement, MAP's' obligations with respect to any such third-party claim shall be subject to the terms and provisions of Section 12.7.

     (D) If, within thirty (30) days after MAP's receipt of the Buyer Indemnified Party's notice of an Environmental Liability for which the Buyer Indemnified Party believes MAP is obligated to indemnify the Buyer Indemnified Parties under Section 12.3(b), MAP does not notify Plains that MAP elects to respond to and conduct the remediation of such Environmental Liability in accordance with the provisions of this Section 12.3(c), or gives such notice of election and thereafter fails to respond to and conduct the remediation of such Environmental Liability diligently and in good faith, then MAP's right to respond to and conduct such remediation shall terminate and the Buyer Indemnified Parties shall have the sole right to proceed with such activities but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

     (E) Such rights of MAP under this Section 12.3(c) shall in no event preclude the Buyer Indemnified Parties at any time or times from conducting such immediate Corrective Actions or related activities that, in case of any emergency posing an imminent threat of harm to the safety of persons or property, may be necessary under the circumstances to protect the safety of persons or property.

    (F) Survival of Representations and Warranties and Covenants. (a) The representations and warranties of MAP and Plains hereunder and in the Exhibits hereto, the Sub-sublease Agreements and any certificate furnished in connection with this Agreement shall survive the Closing only until the date which is three
(3) years after the Closing Date, notwithstanding any investigation at any time made by or on behalf of MAP or Plains, as the case may be; provided that the representations of MAP under Sections 3.1, 3.4, 3.7, 3.10(a), 3.11, and 3.16(b),
(c) and (d), and the representations of Plains under Sections 4.1, 4.2, and, if applicable, 7.8, shall survive the Closing for ninety (90) days following the expiration of the relevant statute of limitations (including all periods of extension, whether automatic or progressive. Any claim with respect to any breach of representations and warranties described in this Section must be made within the time periods specified herein and, if timely asserted, the representations and warranties that are the subject thereof shall survive until such claims are fully and finally resolved in accordance with the provisions of this Agreement.

    (b) The obligations of the parties under Articles V, VI and VII shall survive Closing and not terminate.

    12.5 Survival of Indemnification Obligations. The indemnification obligations of MAP under Section 12.3(b) shall survive the Closing only with respect to indemnification claims that are asserted by a Buyer Indemnified Party against MAP on or before May 15, 2003, except that the indemnification obligations of

MAP under Section 12.3(b) with respect to matters described in Exhibits 3.6(a) and 3.6(b) shall survive the Closing and not terminate. The indemnity obligations of MAP under Section 12.2(b), and the indemnification obligations of Plains under Section 12.2(a) and 12.3(a) shall survive the Closing and not terminate. Indemnification provisions contained in other Sections of this Agreement shall survive the Closing to the extent provided in those Sections.

    12.6 Indemnification Bucket. (a) Notwithstanding any term or provision of this Agreement to the contrary, except with respect to the matters described in Exhibits 3.5, 3.6(a), 3.6(b), 3.8, and 5.6(c) and Section 5.4 (for which Plains shall be entitled fully to rights of indemnification under Sections 12.2(b) and 12.3(b), as applicable), the Buyer Indemnified Parties shall not be entitled to rights of indemnification under Section 12.2(b) and 12.3(b) until the aggregate of all claims covered thereunder exceeds $1,000,000; it being understood that the following claims shall not be included in the aggregation: (i) under Section 12.2(b), the litigation and claims listed on Exhibit 3.8 (for which Plains shall be entitled fully to rights of indemnification under Sections 12.2(b)), and the first $25,000 of any other individual claim (for which there shall be no rights of indemnification); and (ii) under Section 12.3(b), individual claims of less than $25,000 (for which there shall be no rights of indemnification), and the Environmental Liabilities listed on Exhibits 3.6(a) and (b) (for which Plains shall be entitled fully to rights of indemnification). For purposes of the preceding sentence, all losses arising from the same event, condition, or set of circumstances at a single facility shall be considered an individual loss. For purposes of the first sentence of this Section 12.6, in determining whether there has occurred a breach of a representation or warranty of MAP contained in or made pursuant to Article III, (a) the provisions of Article III that are qualified by materiality (including, without limitation, a Material Adverse Effect) shall be read and interpreted as if such qualification was not included therein and (b) the provisions of Article III that are qualified by knowledge shall be read and interpreted as if such qualification was not included therein.

    12.7 Procedures for Asserting Indemnity Claims. (a) A party seeking to assert a claim for indemnity under this Agreement with respect to any claim, suit, action or proceeding (the "Indemnified Party"), shall give prompt and timely notice to the other party (the "Indemnifying Party") of such assertion or commencement, as soon as is practicable following the receipt, by the manager responsible for the operation of the facility involved in such claim, of oral or written notice of the claim or action. Such notice shall describe in reasonable detail the nature of the claim or action, an estimate of the amount of damages attributable to the claim, and the basis for the Indemnified Party's request for indemnification under this Agreement. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim. Failure by the Indemnified Party to provide such notice to the Indemnifying Party promptly shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby.

         (b) The Indemnifying Party shall promptly assume the defense of any such claim, suit, action or proceeding; provided, however, that (i) the Indemnifying Party shall cooperate and communicate with the Indemnified Party as to significant developments in the matters being defended or handled, shall seek the advice and opinions of the Indemnified Party, and shall give due regard to such advice and opinions as to aspects of the matters being handled or defended which relate to settlements thereof or are reasonably expected to require the expenditure of substantial sums of money; (ii) the Indemnified Party shall at all times have the right, at its option and expense, to participate fully in the defense of any such claim, suit, action, or proceeding; (iii) the Indemnifying Party shall not settle any claim involving relief other than monetary relief that may affect the Indemnified Party without the prior written consent of the Indemnified Party; and (iv) if, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnifying Party does not notify the Indemnified Party that it elects, at the Indemnifying Party's cost and expense, to undertake the defense thereof and assume full responsibility for all losses, liabilities and other amounts with respect thereto, or gives such notice and thereafter fails to contest such claim diligently and in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

        (c) The parties shall cooperate in defending any such claim, suit, action or proceeding and each party shall have reasonable access to the books and records, and personnel in the possession or control of the other party which are pertinent to the defense. Any party shall have the right to join another in any action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing its right of indemnity granted hereunder.

         (d) In furtherance of the foregoing procedures, as soon as a party becomes aware of circumstances that reasonably could be expected to lead to an Environmental Liability for which the other party owes and indemnification obligation hereunder, the party shall:

          (i) define the nature and extent of the Environmental Liability in writing, including copies of all reports to Government Authorities filed as of this date, using a degree of detail reasonably necessary to inform the Indemnifying Party of the nature and scope of, and the justification for, any claim based on the Environmental Liability; and


         (ii) to the extent that the assessment involves discussions or meetings with Government Authorities, the party seeking indemnification shall use reasonable best efforts to provide the other party with timely notice of and opportunity to participate in all such discussions or meetings.

    12.8 EXPRESS NEGLIGENCE. TO THE EXTENT PERMITTED BY LAW, THE INDEMNIFICATION PROVIDED HEREUNDER SHALL APPLY NOTWITHSTANDING SUCH MATTER FOR WHICH INDEMNIFICATION IS TO BE PROVIDED MAY RESULT FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OR GROSS NEGLIGENCE OR VIOLATION OF LAW BY A PARTY TO BE INDEMNIFIED, AND FOR LIABILITIES BASED ON THEORIES OF STRICT LIABILITY, AND SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OF SUCH PARTY IS ALLEGED OR PROVEN, IT BEING THE INTENTION OF THE PARTIES TO INDEMNIFY EACH OTHER FROM AND AGAINST THEIR SOLE AND CONTRIBUTORY NEGLIGENCE AND GROSS NEGLIGENCE AS WELL AS LIABILITIES BASED ON THEORIES OF STRICT LIABILITY TO THE EXTENT PROVIDED IN THIS AGREEMENT.

    12.9 Prior Period Adjustments. After Closing, both MAP and Plains shall have the continuing obligation to remit to the other any Prior Period Adjustments to which the other is entitled.

    12.10 Accounts Receivable. (a) MAP will compile lists of accounts receivable and accounts payable of the SP Group as of the Effective Time. Plains shall have a claim against MAP for the undiscounted balance of any and all such accounts receivable that, as of the one hundred eightieth (180th) day after the Effective Time, have not been collected. MAP shall have a claim against Plains for the undiscounted balance of any and all such accounts payable that, as of the one hundred eightieth (180th) day after the Effective Time, have not been paid.

    (b) Plains shall cause SP to determine the amounts of claims due and owing under this Section and, on or before the two hundred tenth (210th) day following the Effective Time, and to advise Plains and MAP of the net overdue receivables or payables balance, as the case may be. Provided that the party owing the net balance shall have had a reasonable opportunity to verify the result reported by SP, such party shall remit the full amount thereof within thirty days (30) days following receipt of advices from SP.

    (c) Plains shall cause SP to (i) pay and collect its accounts in the ordinary course of business during the one hundred eighty day period following the Effective Time; and (ii) remit to MAP the full amount of receivables listed under Section 12.10(a) above that are collected, in whole or in part, after the payment under 12.10(b) is made, until the amount paid by MAP under Section 12.10(b), if any, has been repaid in full. MAP shall pay SP for any such accounts payable that SP subsequently is required to pay.

    12.11 Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, MAP AND PLAINS AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 11.2 (b), THE RECOVERY BY

EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OR ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Party by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an affiliate of any of the foregoing.

    12.11 People v. Amerada Hess. MAP shall obtain the written consent and approval of Plains to any terms of settlement in the People v. Amerada Hess royalty litigation which limit or establish crude oil pricing formulas or methods, practices, or procedures that impact the conduct of the SP Group's business or operations from and after the Closing Date. Plains shall not unreasonably withhold its consent and approval to any such settlement.

    12.12 Noncompetition. For a period of one year from and after the Closing Date, and provided that Plains' crude oil prices remain competitive, MAP agrees and covenants not to acquire, and shall cause its Affiliates not to acquire, first purchase rights to crude oil produced under leases for which any member of the SP Group holds first purchase rights on the date of this Agreement.

    12.13 Texas University Lands. In the event that dismantling and removal of the SP Group's abandoned pipelines from lands owned by the Texas University system lands is required after Closing, Plains shall have the obligation to satisfy the requirement.

    12.14 SPCC PLANS. Plains will undertake to prepare Spill Prevention Control and Countermeasures Plans for crude oil stations for which such plans are not in place on the Closing Date, at its own cost and expense; provided, however, that in no event shall Plains assume any responsibility for the failure to have such Plans in place prior to the Closing Date.

    12.15 Unit Restrictions. The Units shall be subject to the restrictions that MAP shall not be entitled to receive any distributions in respect thereof for a period of one year from and after the Closing Date; and further, that MAP shall not sell, assign, transfer, convey or dispose of the Units for a period of one year from and after the Closing Date. The limited partnership unit certificates representing the Units may reflect such restrictions.

    12.16 Permian Plans. After Closing, MAP shall provide all required notices to Plan Participants and shall provide Plains with an updated list of all Plan Participants, their current mailing addresses and beneficiary designations.

    12.17 Nettleton to Tyler Pipeline. After Closing, the Nettleton to Tyler pipeline system is scheduled for hydrostatic testing. The budget for such test is presently $800,000. MAP agrees that in the event that the costs of such test exceed $800,000, MAP will reimburse Plains for up to $200,000 of such additional cost, upon receipt from Plains of verification of such excess expenditures. Plains shall conduct the hydrostatic test in accordance with accepted pipeline industry practices and standards and shall use reasonable best efforts in keeping MAP informed of the costs and progress of the test.

                          ARTICLE XIII  MISCELLANEOUS

    13.1 Binding Agreement. All the provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns. Neither party hereto may assign its rights under this Agreement without the prior written consent of all other parties, except that Plains shall have the right to assign its rights under this Agreement to any of its Affiliates of which Plains Marketing, L.P. is a limited partner and Plains All American Inc. is the general partner, provided that, in such event, such Affiliate shall expressly assume in writing the obligations of Plains under this Agreement.

    13.2 Notices. All notices, requests, waivers and other communications required or permitted to be given pursuant to this Agreement, including changing of the designated recipients of such notices, shall be in writing and shall be deemed to have been duly given upon receipt by first-class mail, documented overnight delivery service or by telecopier:

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

    If to MAP, to:
    Marathon Ashland Petroleum LLC
    539 S. Main St.
    Findlay, OH 45840
    Attention:  Senior Vice President, Business Development
    Telecopier: (419) 421-3509

    With copies to: Marathon Ashland Petroleum LLC
                    539 South Main Street
                    Findlay, Ohio 45840
                    Attention: Group Counsel, Marketing & Commercial Services

    If to Plains, to:

    Plains All American Inc.
    500 Dallas, Suite 700
    Houston, TX  77002
    Attention:  President
    Telecopier: (713) 652-2730

    With copies to:

    Plains All American Inc.
    500 Dallas, Suite 700
    Houston, TX  77002
    Attention:  General Counsel
    Telecopier: (713) 652-2730

    13.3 Entire Agreement. This Agreement is the entire agreement, and supersedes all prior agreements and understandings, written and oral, among the parties hereto or between any thereof with respect to the subject matter hereof.

    13.4 Waivers. The failure of any party at any time to require performance of any provision hereof shall not affect its right later to require such performance. No waiver in any one or more instances shall (except as otherwise stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation or warranty.

    13.5 Time Period Calculation. Except as otherwise expressly provided herein, all time periods hereunder shall be calculated on the basis of calendar days.

    13.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    13.7 Headings. The headings preceding the text of articles and sections of this Agreement are for convenience only and not part of this Agreement.

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

    13.8 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of Texas.

    13.9 Construction of Agreement. This Agreement constitutes a negotiated agreement among the parties and the fact that one party or the other shall have drafted a particular provision or provisions shall not be material in the construction of any provision. All Exhibits referred to in the Agreement are attached to and made a part of the Agreement.

    13.10 Publicity. None of the parties hereto will, without the written consent of the other party, make any disclosure with respect to this Agreement to the news media, except to the extent disclosures may be required by any applicable securities laws or stock exchange rules.

    13.11 No Third Party Beneficiaries. Except as specified in the indemnification provisions of Article 12, which are also intended to benefit and to be enforceable by any of the Seller Indemnified Parties or Buyer Indemnified Parties, as the case may be, nothing in this Agreement, whether express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the parties, their respective successors and assigns.

    13.12 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    13.13 Further Assurances. Subject to the terms and conditions set forth in this Agreement, and in addition to other provisions in this Agreement, from time to time subsequent to the Closing Date, each party at the request of the other party shall use reasonable efforts to promptly execute and deliver such additional documents and take such other actions including centralization of SP's records and SP facilities, as may be reasonably required to carry out the intent of this Agreement and the transactions contemplated by it.

    13.14 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses

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incurred by each party hereto in connection with all things required to be done by it hereunder, including attorneys' fees, accountants' fees and other expenses, shall be borne by the party incurring same.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Marathon Ashland  Petroleum LLC


By:      /s/ G. R. Heminger
    -----------------------------------------
           G.R. Heminger
    Title: Senior Vice President, Business Development


Plains Marketing, L.P.
By: Plains All American, Inc., its General Partner


By:      /s/ Harry N. Pefanis
    -----------------------------------------
           Harry N. Pefanis
    Title: President

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